The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-151412
Subject to Completion
Preliminary Prospectus Supplement dated June 5, 2008
PROSPECTUS SUPPLEMENT
(To prospectus dated June 4, 2008)
  Shares
UCBH Holdings, Inc.
% Non-Cumulative Perpetual Convertible Series B Preferred Stock

     UCBH Holdings, Inc. is offering              shares of its         % Non-Cumulative Perpetual Convertible Series B Preferred Stock, $0.01 par value, with a liquidation preference of $1,000 per share (the “Preferred Stock”).
     We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2008. For each quarterly dividend period from the issue date of the Preferred Stock, we will pay declared dividends at a rate of           % per annum. Dividends on the Preferred Stock will not be cumulative.
     Each share of the Preferred Stock may be converted at any time, at the option of the holder, into            shares of our common stock, $0.01 par value (which reflects an approximate initial conversion price of $           per share of common stock), plus cash in lieu of fractional shares, subject to anti-dilution adjustments. The conversion rate will be adjusted as described herein upon the occurrence of certain other events.
     The Preferred Stock is not redeemable by us at any time. On or after June              , 2013 if the closing price of our common stock exceeds 130% of the then-applicable conversion price for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, we may at our option cause some or all of the Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate.
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “UCBH.” The last reported sale price of our common stock on May 30, 2008 was $4.88 per share.
     Investing in the Preferred Stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to UCBH Holdings, Inc.	$	$
     The underwriters may also purchase up to an additional            shares of Preferred Stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The shares of Preferred Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
     The shares of Preferred Stock will be ready for delivery on or about          , 2008.

Merrill Lynch & Co.	Sandler O’Neill & Partners, L.P.
Sole Bookrunner

The date of this prospectus supplement is           , 2008.

Prospectus Supplement
Prospectus

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the Preferred Stock we are offering or the common stock into which it is convertible. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read carefully both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” below.
     Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “UCBH” and “our company” refer to UCBH Holdings, Inc. and its subsidiaries. References in this prospectus supplement and the accompanying prospectus to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.
     The distribution of this prospectus supplement and the attached prospectus and the offering of the Preferred Stock in certain jurisdictions may be restricted by law. We are not making an offer of the Preferred Stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the attached prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
     You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Preferred Stock. We are not making any representation to you regarding the legality of an investment in the Preferred Stock by you under applicable investment or similar laws.
     You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

ii

WHERE YOU CAN FIND MORE INFORMATION
     UCBH Holdings, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find information about us by visiting our Web site at www.UCBH.com. We have included our Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into, and does not form a part of, this prospectus supplement or the accompanying prospectus.
     We are incorporating by reference into this prospectus supplement and the accompanying prospectus the information that UCBH Holdings, Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until the completion of this offering.
     We incorporate by reference the documents listed below.
•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2008;

•	our Definitive Proxy Statement filed with the SEC on April 21, 2008;

•	our Revised Definitive Proxy Statement filed with the SEC on April 25, 2008; and

•	our Current Reports on Form 8-K filed with the SEC on March 4, 2008, March 6, 2008, March 12, 2008 (two filings), May 1, 2008 and May 19, 2008.
     You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:
Dennis A. Lee, Esq.
Senior Vice President, Corporate Counsel and Assistant Corporate Secretary
UCBH Holdings, Inc.
555 Montgomery Street, Mail Stop 401
San Francisco, California 94111
(415) 315-2800

iii

SUMMARY
     The following summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
UCBH Holdings, Inc.
     UCBH Holdings, Inc. (“UCBH Holdings”) is a Delaware corporation incorporated in 1998, and is registered with the Board of Governors of the Federal Reserve System as a bank holding company. UCBH Holdings conducts its principal business through its wholly owned banking subsidiary, United Commercial Bank (“UCB”), which makes up substantially all of our consolidated assets and revenues. UCB is a California state-chartered commercial bank.
     UCB was founded as United Federal Savings and Loan Association (“UFSLA”) in 1974 to serve the financial needs of the San Francisco Chinese community. As the Chinese population grew significantly and expanded into new communities throughout California, UFSLA became United Savings Bank, F.S.B. (“USB”) to provide statewide banking services. In 1998, reflecting a rapidly growing focus on our commercial banking capabilities, USB converted its charter to become UCB, a commercial bank. UCBH Holdings went public on November 5, 1998, and currently trades on the NASDAQ Global Select Market under the symbol “UCBH.”
     In 2002, we acquired all of the outstanding shares of Bank of Canton of California (“BCC”), a Chinese-focused California banking corporation. In 2002, UCB also purchased selected assets and assumed selected liabilities of a branch of Broadway National Bank, a national banking association located in Brooklyn, New York.
     In 2003, we completed our acquisition of privately held First Continental Bank, a full-service commercial bank focused on serving the ethnic Chinese market, headquartered in Rosemead, California. Also during 2003, we were granted a full banking license by the Hong Kong Monetary Authority, enabling us to open a full-service branch in Hong Kong. This license has allowed us to engage in a wide range of banking activities in Hong Kong, including deposit generation and international trade finance lending activities. The Hong Kong branch has enhanced our capability to expand our international banking business across the Pacific Rim, which we expect will continue in the future.
     During 2004, UCB established UCB Investment Services, Inc. (“UCBIS”) as a wholly owned subsidiary. UCBIS is a registered broker-dealer with the SEC and is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. UCBIS acts as an introducing broker in sales of shares of mutual funds, listed and over-the-counter equities, and corporate, municipal and United States government debt. In addition, UCBIS sells fixed and variable annuities, life insurance and covered options and is registered with the Municipal Securities Rulemaking Board. UCBIS does not have custody or possession of customer funds or securities. Instead, customer accounts are carried on a fully disclosed basis at National Financial Services, LLC, which is UCBIS’ clearing firm.
     During 2005, we acquired Pacifica Bancorp, Inc. (“Pacifica”), headquartered in Seattle, Washington, and Asian American Bank & Trust Company (“AABT”), headquartered in Boston, Massachusetts. Two branches in the Seattle area were included in the Pacifica acquisition. The AABT acquisition included three branches in the Boston area.
     During 2006, we acquired Summit Bank Corporation (“Summit”), headquartered in Atlanta, Georgia. The acquisition included five branches/offices in Atlanta, Georgia, one branch in Houston, Texas, two branches/offices in California and a representative office in Shanghai, China. Additionally during 2006, UCB established a wholly owned subsidiary, UCB Asset Management, Inc. (“UCBAM”), which was created to provide professional investment management services to high-net-worth clients.
     In 2007, we completed two acquisitions, of CAB Holding, LLC (“CAB”), the holding company of The Chinese American Bank, a New York state-chartered bank, and Business Development Bank Ltd., now United Commercial Bank (China) Limited (“UCB China Ltd”), a wholly foreign owned enterprise established and existing under the laws of the People’s Republic of China. The CAB acquisition included three branches in the New York area. The UCB China Ltd acquisition included branches in Shanghai and Shantou, China and representative offices in Beijing and Guangzhou, China.
     We intend to continue to expand within our existing markets and move into new markets by developing new product offerings, opening new branches and/or acquiring financial institutions in existing markets, and entering into and/or acquiring financial institutions in other markets with high concentrations of Asians in keeping with our capital requirements and management abilities.
     We have tailored our products and services to meet the financial needs of the growing Asian communities in our market areas. We believe that this approach, together with the relationships of our management and our board of directors with the Asian communities, provides us with an advantage in competing for customers in these areas.
     Through our branch network, we provide a wide range of personal and commercial banking services to small- and medium-sized businesses, business executives, professionals and other individuals. We offer multilingual services to all of our customers in English, Cantonese and Mandarin.
     We offer the following deposit products:
•	business and personal checking, savings and money market accounts;

•	time deposits (certificates of deposit); and

•	Individual Retirement Accounts (“IRAs”).
     We offer a full complement of loan products, including the following types of loans:
•	commercial real estate loans;

•	construction loans, primarily to small- and medium-sized developers for construction of single-family homes, multifamily and commercial properties;

•	commercial, accounts receivable and inventory loans to small- and medium-sized businesses with annual revenues generally ranging from $500,000 to $20.0 million;

•	short-term trade finance facilities for terms of less than one year to United States importers, exporters and manufacturers;

•	loans guaranteed by the United States Small Business Administration;

•	multifamily real estate loans;

•	residential mortgage loans; and

•	home equity lines of credit.
     We also provide a wide range of specialized services, including merchant bankcard services, cash management services, private client services, brokerage investment products and services, and online banking services. In addition, we provide trade finance facilities for customers involved in the import and/or export of goods principally between Asia and the United States.
     UCBH Holdings has twelve wholly owned subsidiaries, including UCB. Other than UCB, the subsidiaries are special purpose trusts that were either formed by UCBH Holdings to issue guaranteed preferred beneficial interests in UCBH Holdings’ junior subordinated debentures or acquired by UCBH Holdings in the Summit acquisition.
     UCB has twelve wholly owned subsidiaries. UCB China Ltd is a foreign owned bank incorporated in China whose business focus is on the small and medium size enterprise corporate sectors in China, which include private companies and businesses with annual revenues in the $7 million to $70 million revenue range. UCBSC, a

Washington corporation, formed in 2006, manages the investment securities portfolio of UCB. California Canton International Bank (Cayman) Ltd., which was acquired as part of the BCC transaction in 2002, provides banking services and has deposits of $352.0 million as of December 31, 2007, and assets consisting of cash and investment securities. UCBIS is a registered broker-dealer with the SEC and is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. UCBAM provides professional investment management services to high-net-worth clients. United Commercial Bank Building Corporation was also acquired in the BCC transaction and holds real property located in San Francisco, California. SBGA California Investments, Inc. is the holding company of SBGA Investments, Inc., which is a real estate investment trust. Newston Investments, Inc. owns the office building that houses UCB’s branch in Houston, Texas. Of the remaining four subsidiaries of UCB, two are inactive, a third, U.F. Service Corporation, acts as a trustee under deeds of trust securing promissory notes held by UCB and a fourth, United Commercial Mortgage Securities, LLC, is a Delaware limited liability company organized for the purpose of serving as a private secondary mortgage market conduit.

The Offering
     The following information about the Preferred Stock summarizes, and should be read in conjunction with, the information contained elsewhere in this prospectus supplement and the accompanying prospectus.
Securities Offered
     We are offering                                            shares of our Preferred Stock (or                                            shares if the underwriters’ overallotment option is exercised in full), with each share of Preferred Stock having a liquidation preference of $1,000.
     We may elect from time to time to issue additional shares of Preferred Stock, without notice to, or consent from, the existing holders of Preferred Stock, and all those additional shares would be deemed to form a single series with the Preferred Stock described by this prospectus supplement and the accompanying prospectus.
Dividends
     We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly, in arrears on the dates set forth below. For each quarterly dividend period from the issue date of the Preferred Stock, we will pay declared dividends at a rate of      % per annum.
     Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date (as defined below), that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the quarterly dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will begin on and include the original issue date of the Preferred Stock.
     Subject to the conditions described below, dividends (payable in cash, stock, or otherwise), as may be determined by the board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other securities ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.
     See “Description of the Preferred Stock—Dividends” below for more information about the payment of dividends.
Dividend Payment Dates
     Dividends on the Preferred Stock will be payable quarterly, when, as, and if declared by our board of directors or a duly authorized committee of our board, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2008 (each a “dividend payment date”). If any date on which dividends otherwise would be payable is not a Business Day (as defined below under “Description of the Preferred Stock—Dividends”), then the dividend payment date will be the next succeeding day that is a Business Day, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.
Dividend Stopper
     So long as any share of Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment, and no distribution will be declared and made or set aside for payment, on any junior stock (as defined below under “Description of the Preferred Stock—Dividends”) that ranks junior as to the payment of dividends (other than a dividend payable solely in shares of junior stock, including our Series A Participating Preferred Stock (the “Series A Preferred Stock”) issuable pursuant to our stockholders’ rights plan) and (2) no shares of junior stock that ranks junior as to the payment of dividends will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock and parity stock (as defined below under “Description of the Preferred Stock—Dividends”) that ranks equally as to the payment of dividends have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside.
     Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment, dividends on any parity stock that ranks equally as to the payment of dividends for any period unless we have paid in full, or declared and set aside payment in full, dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity stock that ranks equally as to the payment of dividends but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity stock that ranks equally as to the payment of dividends. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity stock that ranks equally as to the payment of dividends bear to each other.
Redemption
     The Preferred Stock is not redeemable by us or any holder or subject to any sinking fund, or other similar provisions.
Conversion
     Each share of the Preferred Stock may be converted at any time, at the option of the holder, into       shares of our common stock (which reflects an approximate initial conversion price of $      per share of common stock), plus cash in lieu of fractional shares, subject to anti- dilution adjustments.
     If the conversion date is prior to the record date relating to any declared dividend for the dividend period in which you elect to convert your shares of Preferred Stock, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date relating to any declared dividend and prior to the dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend. However, if the conversion date is after the record date and prior to the dividend payment date, whether or not you were the holder of record on the record date prior to the dividend payment date, you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Preferred Stock are being converted as a result of a conversion at our option, a make-whole acquisition, or a fundamental change, each as described below.
Conversion at Our Option
     On or after June          , 2013, if the condition set forth in the next sentence is satisfied, we may, at our option, at any time or from time to time, cause some or all of the Preferred Stock to be converted into shares of our common stock at the then-applicable conversion rate. We may exercise our conversion right if, for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, the closing price of our common stock exceeds 130% of the then-applicable conversion price of the Preferred Stock. We will provide notice of our election to cause conversion within five trading days of the end of the 30 consecutive trading day period.
Conversion Upon Certain Acquisitions
     The following provisions will apply if, prior to the conversion date, one of the following events occurs:
(1)	a “person” or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, our subsidiaries or our or their employee benefit plans, files a Schedule 13D, Schedule TO or any successor schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing more than 50% of the voting power of our then outstanding voting stock entitled to vote generally in the election of directors; or

(2)	consummation of the consolidation or merger of our company or a similar transaction or any sale, lease, or other transfer in one transaction or a series of related transactions of all or substantially all of our and our subsidiaries’ consolidated assets, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of common stock representing a majority of the total voting power of all outstanding classes of common stock of the surviving or transferee person.
     These transactions are referred to as “make-whole acquisitions,” provided however, that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such transaction or transactions.
     Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date by a number of additional shares of common stock (the “make-whole adjustment”) as described below.
     The amount of the make-whole adjustment, if any, will be based upon the price per share of our common stock and the effective date of the make-whole acquisition. A description of how the make-whole adjustment will be determined and a table illustrating the make-whole adjustment are set forth under “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions” below.
Conversion Upon Fundamental Change
     If delisting occurs or in lieu of receiving the make-whole shares, if the reference price (as defined below under “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change”) in connection with a fundamental change (as defined under “Description of the Preferred Stock Conversion—Conversion Upon Fundamental Change”) is less than the applicable conversion price, a holder may elect to convert each share of Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $        , subject to adjustment (the “base price”). If the reference price is less than the base price, holders will receive a maximum of            shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change (other than delisting), we may, at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion. See “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change” below.
Reorganization Events
     The following provision applies in the event of certain reorganization events, which include, subject to certain exceptions:
(1)	our consolidation or merger with or into another person, in each case pursuant to which our common stock will be converted into cash, securities, or other property of ours or another person;

(2)	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities, or other property; or

(3)	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition).
Each share of the Preferred Stock outstanding immediately prior to such reorganization event, without the consent of the holders of the Preferred Stock, will become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the reorganization event or an affiliate of such other party) of a number of shares of our common stock equal to the conversion rate per share of Preferred Stock prior to such reorganization event would have owned or been entitled to receive upon such reorganization event. See “Description of the Preferred Stock—Conversion—Reorganization Events” below.
Anti-Dilution Adjustments
     The conversion rate may be adjusted in the event of, among other things, (1) stock dividends or distributions, (2) subdivisions, splits, and combinations of our common stock, (3) issuance of stock purchase rights, (4) debt and asset distributions, (5) increases in cash dividends, and (6) tender offers and exchange offers.
Liquidation Rights
     In the event of the voluntary or involuntary liquidation, dissolution, or winding up of UCBH Holdings, Inc., the holders of the Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or any of our other stock ranking junior to the Preferred Stock as to such distribution, a liquidating distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of undeclared dividends. Distributions will be made only to the extent of our assets remaining available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to the Preferred Stock and any other shares of its stock ranking equally as to such distribution.
Voting Rights
     The holders of the Preferred Stock do not have voting rights, except with respect to certain fundamental changes in the terms of the Preferred Stock, in the case of certain dividend arrearages and except as specifically required by Delaware law. For more information about voting rights, see “Description of the Preferred Stock—Voting Rights” below.
Ranking
     The Preferred Stock will rank, as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up, senior to the Series A Preferred Stock and our common stock.
Preemptive Rights
     The holders of the Preferred Stock do not have any preemptive rights.
Depositary, Transfer Agent, Registrar, Dividend Disbursing Agent, and Conversion Agent
     The Depository Trust Company (“DTC”) will serve as the depositary for the Preferred Stock. Mellon Investor Services will serve as transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock.
Risk Factors
     See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in the Preferred Stock.

RISK FACTORS
     Investing in the Preferred Stock involves a high degree of risk. You should carefully read and consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the Preferred Stock offered hereby. If any of the following events actually occurs, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of the Preferred Stock and our common stock. You may lose all or part of your original investment.
Risks Related to the Preferred Stock
The Preferred Stock is an equity security and is subordinate to our existing and future indebtedness.
     The shares of Preferred Stock are our equity interests and do not constitute indebtedness. This means the shares of Preferred Stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock.
     Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Preferred Stock will have limited voting rights.” Also, as a bank holding company, our ability to declare and pay dividends depends on a number of federal regulatory considerations.
An active trading market for the Preferred Stock does not exist and may not develop.
     The Preferred Stock is a new issue of securities with no established trading market, and there can be no assurance that such market will develop. The Preferred Stock will not be listed on any securities exchange. If an active trading market for the Preferred Stock does not develop, the market price and liquidity of the Preferred Stock may be adversely affected. If a trading market for the Preferred Stock does develop, the Preferred Stock may trade at a discount from its initial offering price depending upon prevailing interest rates, the market for similar securities, our performance and other factors.
The market price of the Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.
     To the extent that a secondary market for the Preferred Stock develops, we believe that the market price of the Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of the Preferred Stock than would be expected for nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including the following:
•	our liquidity risk management, including our ratings;

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings, or litigation that involves us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions, and financings;

•	actions of our common stockholders, including sales of common stock by stockholders and our directors and executive officers;

•	changes in the ratings of other of our securities;

•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.
     The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.
     These broad market fluctuations may adversely affect the market prices of our common stock, and, in turn, the Preferred Stock.
     In addition, we expect that the market price of the Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness, and the occurrence of events affecting us that do not require an adjustment to the conversion rate.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Preferred Stock.
     Except as described under “Underwriting,” we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. Any such offerings would have a dilutive effect on earnings per share and share ownership. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur. We do not currently have any definitive understandings or plans to issue additional shares of capital stock, except for issuances of shares of common stock under our employee and director stock option plans and possibly to China Minsheng Banking Corp., Ltd., or “Minsheng.” Pursuant to the Investment Agreement entered into between UCBH and Minsheng on October 7, 2007, Minsheng, which currently owns 4.9% of our outstanding common stock, is expected to increase its ownership of our common stock to 9.9% (calculated on a post-closing basis) through, at our discretion, a combination of the purchase of secondary shares and/or our issuance of primary shares. Although Minsheng’s increase in its ownership to 9.9% was expected to occur by March 31, 2008 pursuant to the terms of the Investment Agreement, UCBH has agreed to extend the period during which the increase in ownership can occur and expects that the increase will occur by December 31, 2008. By June 30, 2009, conditioned upon mutual agreement and regulatory approvals, Minsheng may further increase its share ownership to 20.0% (calculated on a post-closing basis) through, at our discretion, a combination of the purchase of secondary shares and/or our issuance of primary shares.
     Each share of Preferred Stock will be convertible at the option of the holder thereof into          shares of our common stock, plus cash in lieu of fractional shares, subject to anti-dilution adjustments. The conversion of some or all of the Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Preferred Stock. In addition, the existence of our Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Preferred Stock could depress the price of our equity securities.
The issuance of additional series of our preferred stock could adversely affect holders of our common stock, which may negatively impact your investment.
     Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the common stock with respect to dividends or upon our liquidation, dissolution, or winding up and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Preferred Stock.
Dividends on the Preferred Stock are non-cumulative.
     Dividends on the Preferred Stock are non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.
Holders of the Preferred Stock will have limited voting rights.
     Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have voting rights only as specifically required by Delaware law and as described below. If dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks equally with the Preferred Stock as to payment of dividends and with similar voting rights have not been declared or paid for the equivalent of six or more quarterly dividend periods, whether or not for consecutive dividend periods, holders of the outstanding shares of the Preferred Stock, together with holders of any other series of our preferred stock ranking equally with the Preferred Stock as to payment of dividends and with similar voting rights, will be entitled to vote for the election of two additional directors to our board, subject to the terms and to the limited extent described under “Description of the Preferred Stock—Voting Rights.”
Holders of the Preferred Stock will have no rights as holders of common stock until they acquire the common stock.
     Holders of the Preferred Stock will have no rights with respect to the common stock until the conversion date for a conversion of their Preferred Stock, including voting rights (except as required by Delaware law and as described above), rights to respond to tender offers, and rights to receive any dividends or other distributions on our common stock, but your investment in the Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date, although you will be subject to any changes in the powers, preferences, or special rights of common stock that may occur as a result of any stockholder action taken before the applicable conversion date.
Our ability to pay dividends depends upon the results of operations of our subsidiaries.
     We are a holding company that conducts substantially all of our operations through our subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock depends primarily upon the receipt of dividends and other distributions from our subsidiaries.
     In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the Preferred Stock effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries.

Our ability to pay dividends on the Preferred Stock depends primarily on UCB’s ability to distribute funds to us.
     Dividends on the Preferred Stock will be payable in cash if, when and as declared by our board of directors out of funds legally available for the payment of dividends. Our ability to pay dividends, however, may be limited because we are a holding company and, as such, do not have any significant operations or assets other than our ownership of the shares of our operating subsidiaries. Dividends and other permitted distributions from our subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends or other distributions, if any, to the holders of our share capital. State and federal laws and regulations limit the amount of dividends and other distributions that our banking subsidiary, UCB, is permitted to pay or make. UCB has a policy to remain well capitalized in order to meet capital adequacy requirements under federal law and, accordingly, generally would not pay dividends to the extent payment of the dividend would result in it not being well capitalized. See “Business—Supervision and Regulation—Capital Requirements” and “Business—Supervision and Regulation—Prompt Corrective Action” in our Annual Report on Form 10-K for the year ended December 31, 2007.
Our outstanding debt securities restrict our ability to pay dividends on the Preferred Stock.
     UCBH Holdings has 11 subsidiaries that are special purpose trusts that either were formed by UCBH Holdings or were acquired by UCBH Holdings in the Summit acquisition. The securities issued by these subsidiaries are collectively referred to herein as “Trust Preferred Securities.” Payments to investors in respect of the Trust Preferred Securities are funded by distributions on certain series of securities issued by us, with similar terms to the relevant series of Trust Preferred Securities, which we refer to as the “Junior Subordinated Securities.”
     If for any interest payment period we do not pay interest in respect of the Junior Subordinated Securities (which will be used to make distributions on the Trust Preferred Securities), or if, under certain circumstances, we default with respect to the payment of any of our obligations under our guarantee of any of the Trust Preferred Securities, or if any other event of default occurs, then we generally will be prohibited from declaring or paying any dividends or other distributions, or redeeming, purchasing or acquiring, any of our capital securities, including the Preferred Stock, during the next succeeding interest payment period applicable to any of the Junior Subordinated Securities, or next succeeding interest payment period applicable to the Trust Preferred Securities, as the case may be.
     In addition, any other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Preferred Stock. In the event that any other financing agreements in the future restrict our ability to pay dividends in cash on the Preferred Stock, we may be unable to pay dividends in cash on the Preferred Stock unless we can refinance amounts outstanding under those agreements.
The conversion rate of the Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Preferred Stock or the common stock issuable upon conversion of the Preferred Stock.
     The number of shares of our common stock that you are entitled to receive upon conversion of a share of Preferred Stock is subject to adjustment for certain events arising from increases in dividends or distributions in common stock, subdivisions, splits, and combinations of the common stock, certain issuances of stock purchase rights, debt, or asset distributions, cash distributions, self-tender offers and exchange offers, and certain other actions by us that modify our capital structure. See “Description of the Preferred Stock—Conversion—Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including our offerings of common stock for cash or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Preferred Stock. In addition, except as described under “Underwriting,” we are not restricted from offering common stock in the future or engaging in other transactions that may dilute our common stock.

A change in control with respect to us may not constitute a make-whole acquisition or a fundamental change for the purpose of the Preferred Stock.
     The Preferred Stock contains no covenants or other provisions to afford protection to you in the event of a change in control with respect to us, except upon the occurrence of a make-whole acquisition or a fundamental change to the extent described under “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions” and “Description of the Preferred Stock Conversion—Conversion Upon Fundamental Change,” respectively. However, the terms “make-whole acquisition” and “fundamental change” are limited and may not include every change-in-control event that might cause the market price of the Preferred Stock to decline. As a result, your rights under the Preferred Stock may not preserve the value of the Preferred Stock in the event of a change in control with respect to us. In addition, any change in control with respect to us may negatively affect the liquidity, value or volatility of our common stock, negatively impacting the value of the Preferred Stock.
The delivery of additional make-whole shares in respect of conversions following a make-whole acquisition or adjustment to the conversion rate in respect of conversions following a fundamental change may not adequately compensate you.
     If a make-whole acquisition occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date, by a number of additional shares of common stock. The number of make-whole shares, if any, will be based on the stock price and the effective date of the make-whole acquisition. See “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions.” Although the adjustment is designed to compensate you for the lost option value of your Preferred Stock, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.
     In addition, if a fundamental change occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date. See “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change.” However, if the applicable reference price is less than the base price, holders will receive a maximum of                    shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock.
     Our obligation to deliver make-whole shares or to adjust the conversion rate in respect of conversions following a fundamental change may be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.
Holders of the Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”
     Distributions paid to corporate U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the Preferred Stock (or our common stock) may be eligible for the dividends-received deduction for U.S. federal income tax purposes, and distributions paid to non-corporate U.S. Holders of the Preferred Stock (or our common stock) may be subject to U.S. federal income tax at the preferential tax rates applicable to “qualified dividend income,” if such distributions are paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock (or our common stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, corporate U.S. Holders would be unable to use the dividends-received deduction and non-corporate U.S. Holders may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Preferred Stock (or our common stock) with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Preferred Stock (or our common stock) may decline.

You may have to pay taxes if we adjust the conversion rate of the Preferred Stock in certain circumstances, even though you would not receive any cash.
     We will adjust the conversion rate of the Preferred Stock in certain circumstances, including the payment of certain cash distributions with respect to our common stock. Upon certain adjustments (or certain failures to make adjustments) to the conversion rate of the Preferred Stock, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with such adjustment to (or failure to make adjustment) to the conversion rate and even though you might not exercise your conversion right. In addition, Non-U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the Preferred Stock may, in certain circumstances, be deemed to have received a constructive distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Certain U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of adjustments (or failure to make adjustments) to the conversion rate of the Preferred Stock.
Risks Related to Our Business and Industry
Our business strategy includes the execution of growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.
     Our business strategy includes plans to grow both loans and deposits, as well as in our overall level of operations. Achieving our growth targets will require us to attract customers that currently do business at other financial institutions in our existing and future markets. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced management staff, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our markets and our ability to effectively manage our growth. While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance that we will be able to achieve our growth goals.
Fluctuations in interest rates may negatively affect our consolidated financial condition and results of operations.
     Banking companies’ earnings depend largely on the relationship between the cost of funds, primarily deposits and borrowings, and the yield on earning assets, primarily loans and investments. This relationship, known as the interest rate margin, is subject to fluctuation and is affected by economic and competitive factors, which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates will also affect the customer’s demand for the products and services that we offer.
     Our operations are subject to fluctuations in interest rates, to the degree that our interest-bearing liabilities may reprice or mature more slowly or more rapidly or on a different basis than our interest-earning assets. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, our net interest margin would be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. As a result, significant fluctuations in interest rates may have an adverse effect on our consolidated financial condition and results of operations.
     In addition, in a falling interest rate environment, we are subject to the risk of higher loan prepayments from our loan portfolio, which in turn may have a negative impact on our net interest margin.
Our business is subject to the success of the state, national and international economies in which we operate.
     Because the majority of our borrowers and depositors are individuals and businesses located and doing business in the states of California, Georgia, Massachusetts, New York, Texas and Washington, our success depends on the strength of these economies. In addition, as we expand into other areas in the United States and into China, we will become increasingly dependent on the local economies in those markets as well. Adverse economic conditions in these markets could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations. Conditions, such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control, may adversely affect our profitability. In addition, we are currently experiencing increased payment delinquencies, foreclosures and other losses caused by adverse market conditions and economic conditions in our markets, which have persisted since late 2007. A sustained period of such delinquencies, foreclosures or losses could have a continued adverse effect on the value of our assets and our revenues, results of operations and financial condition.
We may experience further writedowns on our financial instruments related to volatile and illiquid market conditions.
     Beginning in late 2007, the U.S. capital markets have exhibited heightened volatility and dramatically reduced liquidity, which has adversely affected the value of most of our investment securities portfolio. We recorded $11.6 million and $3.8 million writedowns on two of our REIT TPS collateralized debt obligations (“CDO”) during the fourth quarter of 2007 and first quarter of 2008, respectively. We continue to have exposure in our investment securities portfolio, and if current market conditions continue to persist, the fair value of these financial instruments could further deteriorate. In addition, market volatility has made it difficult to determine the fair value of certain of our investment securities and mortgage servicing rights. Further, cashflow shortfalls arising from actual prepayments and credit defaults exceeding our original estimates could in turn trigger other than temporary impairment in certain of our investment securities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the value of these investment securities and mortgage servicing rights in future periods. Any of these factors could require us to take further writedowns in our investment securities portfolio, which could adversely affect our results of operations and regulatory capital in the future.
Defaults by larger financial institutions could adversely affect financial markets in general
     The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing and other relationships between such institutions. As a result, concerns about, or a default or threatened default by one institution could lead to significant market-wide liquidity problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and therefore could adversely affect us.
Risks Relating to Use of Estimates and Valuations
     Management makes various estimates that affect reported amounts and disclosures in our financial statements. These estimates are used in measuring the fair value of certain financial instruments, accounting for goodwill and identifiable intangibles, establishing our provision for loan losses, valuing equity-based compensation awards and assessing the realizability of deferred income taxes. Such estimates are based on available information and on judgments by our management. As such, actual results could differ from these estimates, and the difference could have a material effect on our financial statements.
     Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuations from outsourced service providers are generally obtained to assist us. The valuations performed by the service providers involve some level of estimation and judgment, the degree of which is dependent on the price transparency of the financial instrument being valued and the financial instruments’ complexity. In particular, the residual tranche on our collateralized mortgage backed securities arising from our commercial real estate loan securitization, certain collateralized debt obligations and mortgage related asset backed securities, and certain other investments have no direct observable prices, and as a result, the related valuations require significant estimation and judgment and are therefore subject to significant subjectivity. Reliance on the estimation and judgment process increases in adverse market conditions with decreased liquidity, such as those experienced during the second half of 2007, and expected to continue for 2008.
Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.
     We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We believe that our capital resources will satisfy these capital requirements for the foreseeable future. However, we may at some point need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot be assured of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.
If we cannot attract deposits, our growth may be inhibited.
     We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by continuing to establish and strengthening our personal relationships with our existing customers and by offering deposit products that are competitive with those offered by other financial institutions in our markets. We cannot provide assurance that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material effect on our business, consolidated financial position, results of operations and cash flows.
Our wholesale funding sources may prove insufficient to replace deposits at their maturity and support our future growth.
     We must maintain sufficient funds to respond to the needs of our depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposits. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans, brokered certificates of deposit, federal funds, repurchase lines, and a line of credit from another financial institution. Our financial flexibility could be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.
We face strong competition from financial services companies and other companies that offer banking services for loans, deposits and customers.
     The banking and financial services business is highly competitive. Competitive pressure is increasing as a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. We must compete for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. There can be no assurance that we will be able to compete effectively in its markets and our consolidated financial condition and results of operations could be adversely affected if circumstances affecting the nature or level of competition change.
     We conduct most of our operations in California. The banking and financial services businesses in California are highly competitive, and increased competition in our primary market area may adversely impact the level of our loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. If we are unable to attract and retain banking customers, we may be unable to achieve the targeted loan growth and deposit levels.
Our loan portfolio may not perform as expected.
     Our performance and prospects will depend to a significant extent on the performance of our loan portfolio. There are a number of factors that could negatively impact the performance of the loan portfolio including, among others, the general political and economic conditions in our markets, significant changes in the mix of our loan products, significant changes in the interest rate environment, pressures from products and services from competitors and on any negative changes in the financial condition of the individual borrowers. In addition, to the extent that we do not retain the customers that we acquire in our acquisitions or incur additional expenses in retaining them, there could be adverse effects on our future consolidated financial condition and results of operations.
We may be adversely affected by continued deterioration in market conditions and credit quality in the real estate, home lending, construction and related markets.
     The U.S. residential real estate market and home lending industry began showing signs of stress in early 2007, with credit conditions deteriorating rapidly in the second quarter of 2007 and continuing into the first quarter of 2008, including increased rates of default and foreclosures, stagnating or declining home prices and declining sales in both the new construction and resale markets. As a result, the values of real estate collateral supporting many construction loans and home mortgages have declined and likely will continue to decline. In addition, negative developments in the latter half of 2007 in the subprime mortgage market and the securitization markets for such loans have resulted in uncertainty in the financial markets in general, with the expectation of the general economic downturn continuing through 2008.
     As a result of the foregoing factors, the performance of our residential construction loan portfolio has deteriorated and the value of the real estate collateral supporting this portfolio has declined. We are also facing significantly increased competition for deposits and quality loans as a result of reduced demand for consumer or commercial credit.
     A recession, prolonged economic weakness or further downturn in the U.S. or global economies affecting the U.S. real estate and residential housing market, other industries or geographic locations that we serve and/or products that we offer could make it more difficult for us to originate new business. A recession or economic slowdown may also continue to adversely impact credit quality, as borrowers fail to meet their debt payment obligations, as well as our collateral values and our collection and asset recovery efforts. Higher credit and collateral related losses could have a material adverse effect on our financial position or operating results.
If the value of real estate in our primary market areas were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.
     In the past three years, we have been growing our commercial business and construction loan portfolios. In addition, with a significant portion of our loans continuing to be in the state of California, a decline in local economic conditions could adversely affect the value of the real estate collateral securing our loans. A decline in property values would diminish our ability to recover on defaulted loans by selling the real estate collateral, making it more likely that we would suffer losses on defaulted loans. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would reduce our future profits and regulatory capital. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, governmental rules or policies and natural disasters.
Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.
     Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level that is adequate to absorb probable losses inherent in our loan portfolio as of the respective balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results.
Negative developments in the financial industry and U.S. and global credit markets may continue to adversely impact our operations and results and decrease our capital and liquidity levels, and consequently may subject us to greater regulatory scrutiny or place the banking industry at large under more stringent new legislation and regulation.
     Bank and bank holding company stock prices have been negatively affected as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.
We are subject to operational risk and operational events that could adversely affect our business.
     Operational risks and events that could adversely affect our business include reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Negative public opinion can result from UCBH’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect UCBH’s ability to attract and keep customers and can expose it to litigation and regulatory action. Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across geographic boundaries, both domestically and internationally. We perform the functions required to operate in different geographies either on our own or through agreements with third party service providers. We rely on the ability of our employees and our internal systems and information systems to process a high volume of transactions. In the event of a failure or improper operation of us or a third party service provider’s systems, or improper action by employees or third parties, we could suffer financial loss, business disruption, regulatory intervention or reputational damage, which in turn could adversely impact our financial condition.
We may engage in further expansion through new branch openings or acquisitions, which could adversely affect net income.
     We have disclosed our intention to take advantage of future expansion opportunities. There are risks associated with such expansion and, in particular, expansion through acquisitions. These risks include, among others, incorrectly assessing the asset quality of a bank acquired in a particular acquisition, encountering greater than anticipated costs of opening new branches or integrating acquired businesses, facing resistance from customers or employees, and being unable to profitably deploy assets acquired through expansion or in acquisitions. Additional country- and region-specific risks are associated with any expansion and acquisitions that take place outside the United States, including in China. To the extent we issue capital stock in connection with additional acquisitions, these acquisitions and related stock issuances may have a dilutive effect on earnings per share and share ownership.
If we are unable to successfully integrate the operations of future acquisitions or branch expansions, our consolidated financial condition and results of operations could be negatively affected.
     We have announced that our future growth strategy could include acquiring other financial service companies. In addition, we intend to establish additional overseas offices and branches in the Asia Pacific region. While we have just completed The Chinese American Bank and Business Development Bank Ltd. acquisitions, we could encounter unplanned difficulties associated with integration of the operations with current acquisitions or any new acquisitions or branch expansions. These difficulties could include retaining customers, successful conversion of systems and processes, combining different corporate cultures, and retaining key employees. Any problems with integration would negatively impact our day-to-day operations and increase the costs associated with the acquisition/branch expansion, which, in turn, could negatively affect our consolidated financial condition and results of operations.
Unanticipated costs relating to our recent acquisitions could reduce our future earnings per share.
     To the extent we make acquisitions, we face numerous risks and uncertainties with respect to combining operational, accounting and data processing systems and management controls, and in integrating relationships with business partners and customers. We believe that we have reasonably estimated the likely costs of integrating the operations of our recent acquisitions. However, it is possible that unexpected transition costs or future operating expenses, as well as other types of unanticipated issues or developments, could have an adverse effect on our future results of operations and financial condition. There is no assurance that our recent acquisitions or any business we acquire in the future will be successfully integrated and result in all of the positive benefits anticipated. If we are not able to integrate successfully such acquisitions, there is a risk that our results of operations and financial condition may be materially and adversely impacted. In addition, there is a risk that the goodwill arising form such acquisitions could be subject to potential impairment.
Due to significant deficiencies in our internal control over financial reporting, we may be at an increased risk that our financial statements could contain undetected errors.
     Our management determined that our internal control over financial reporting was effective as of December 31, 2007. However, for the year ended December 31, 2007 and the quarter ended March 31, 2008, our management identified, and in the past has identified in prior periods, a number of significant deficiencies in our internal control over financial reporting. A significant deficiency is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.
     We are executing plans to remediate these significant deficiencies in 2008; however, we cannot assure you that the remediation plans will be fully implemented when and as expected or whether any additional deficiencies will be identified in the future. Until our remediation efforts are complete, we may be at an increased risk that our financial statements could contain undetected errors.
Investment in and revenues from our foreign operations are subject to the risks and requirements associated with transacting business in foreign countries.
     An economic recession or downturn, increased competition, or business disruption associated with the political or regulatory environments in the international markets in which we operate could adversely affect us. In addition, while we generally hedge our translation and transaction exposures, foreign currency exchange rate fluctuations, or the inability to hedge effectively in the future, could have a material adverse effect on our investment in international operations and the level of international revenues that we generate from international asset based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Chinese Renminbi, which is our largest non-U.S. exposure. Recent weakness in the U.S. dollar has negatively impacted the U.S. dollar value of our revenues that are paid in other currencies. A further weakening of the U.S. dollar will further negatively impact the U.S. dollar value of our international operations.
     U.S. generally accepted accounting principles require that income earned from foreign subsidiaries should be treated as being taxed as if they were distributed to the parent company, unless those funds are permanently reinvested outside the United States. To meet this permanent reinvestment standard, a company must show that there is no foreseeable need for the funds by the parent company and that there is a specific plan for reinvestment of the undistributed earnings of the funds by the subsidiary.
     As of March 31, 2008, federal income taxes have not been provided on approximately $1.7 million of cumulative earnings of foreign subsidiaries that we have determined to be permanently reinvested. If we sell a foreign business or significant foreign assets, we may not be able to redeploy some or all of the funds generated from a sale outside the United States and would be required to treat the funds as repatriated to us currently for purposes of GAAP. While it is not practicable to estimate the amount of tax that we would have to provide for under GAAP in such an event, the impact on us may be material.
     Foreign countries have various compliance requirements for financial statement audits and tax filings, which are required to obtain and maintain licenses to transact business. If we are unable to properly complete and file our statutory audit reports or tax filings, regulators or tax authorities in the applicable jurisdiction may restrict our ability to do business.
Changes in government regulation and monetary policy may have an unfavorable impact on us.
     The banking industry is subject to extensive federal and state supervision and regulation. Such regulations limit the manner in which we conduct our business, undertake new investments and activities, and obtain financing. These regulations have been designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of our common stock or Preferred Stock. Financial institution regulation has also been the subject of considerable legislation in recent years, and may be the subject of further significant legislation in the future, none of which is within our control. New legislation or changes in, or repeal of, existing laws may cause our consolidated results to differ materially from its historical performance. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings, and bank reserve requirements. Any material change in these conditions would likely have a material impact on our consolidated financial condition and results of operations.
We are subject to regulation in the jurisdictions in which we conduct business.
     In addition to the regulatory oversight in the United States of America, we are subject to regulation in China. As such, we are subject to intervention by regulatory authorities, such as the China Banking Regulatory Commission in China and by the Hong Kong Monetary Authority for our Hong Kong branch. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Significant regulatory action against us could result in an adverse financial impact, cause significant reputational harm, or harm our business prospects. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to our clients may also adversely impact our business.

FORWARD-LOOKING STATEMENTS
     This prospectus supplement, including information included or incorporated by reference in this prospectus supplement, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and include, among other things:
•	statements with respect to UCBH’s beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance; and

•	statements preceded or identified by words, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “may” and “might” or words of similar import.
     These forward-looking statements are based upon management’s current beliefs and expectations and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. These forward-looking statements are also inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, many of which are difficult to predict and generally beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change and actual results, performance or achievements may be materially different from the anticipated results, performance or achievements discussed, expressed or implied by these forward-looking statements. Factors that might cause such differences include, but are not limited to the following:
•	our ability to successfully execute our business plans and achieve our objectives;

•	changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events;

•	changes in financial market conditions, either nationally, internationally or locally in areas in which we conduct our operations;

•	further expansion into China, as well as new Asia Pacific market areas;

•	fluctuations in the equity and fixed-income markets;

•	changes in interest rates and the resultant impact on our net interest margin;

•	asset and liability sensitivity of our balance sheet;

•	acquisitions and integration of acquired businesses;

•	deterioration in asset or credit quality;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	deposit renewals and ability to attract and retain core deposits;

•	the availability and cost of capital;

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions, whether banks, investment banks, insurance companies or others, in our markets;

•	the potential effects of technological changes;

•	legislation or regulatory changes, both domestically as well as internationally, which adversely affect our operations and businesses;

•	our ability to meet regulatory requirements; and

•	changes in accounting principles generally accepted in the United States.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference in this prospectus supplement or the accompanying prospectus. All subsequent written and oral forward-looking statements concerning matters addressed in this prospectus supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events, developments or circumstances after the date of this prospectus supplement or to reflect the occurrence of future events.

USE OF PROCEEDS
     We expect to receive net proceeds from this offering of approximately $           (or approximately $           if the underwriters exercise their overallotment option in full), after expenses and underwriters’ discounts and commissions. We expect to use the net proceeds from the offering for general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF UCBH
HOLDINGS, INC.
     The following tables set out selected consolidated financial information regarding UCBH’s results of operations and balance sheets. The financial data at December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 were derived from the audited consolidated financial statements of UCBH incorporated by reference into this prospectus supplement. The financial data at December 31, 2005, December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and December 31, 2003 were derived from audited financial statements that are not incorporated by reference into this prospectus supplement. The financial data at March 31, 2008 and 2007 and for the three months ended March 31, 2008 and 2007 were derived from unaudited consolidated financial statements of UCBH incorporated by reference into this prospectus supplement, and have been prepared on the same basis as our annual financial statements. In our opinion, such unaudited financial data reflect all adjustments, which include only normal and recurring adjustments, necessary to present fairly our results of operations and financial position. Our historical results are not necessarily indicative of our further performance. You should read the selected consolidated financial data below in conjunction with our consolidated financial statements. See “Where You Can Find More Information” above in this prospectus supplement.

	At or For the Three		At or For the Years Ended
	Months Ended March 31,		December 31,
	2008	2007	2007	2006	2005	2004	2003
Financial Condition and Other Data:
Loans held in portfolio, net	$8,100,161	$6,880,039	$7,751,566	$6,573,645	$5,774,118	$3,994,269	$3,713,255
Securities purchased under agreements to resell	150,000	150,000	150,000	175,000	—	—	—
Securities available for sale	2,750,174	1,791,076	2,188,355	2,149,456	1,117,724	1,169,140	1,221,070
Securities held to maturity	264,451	288,451	271,485	290,673	308,608	325,202	284,712
Total assets	12,743,124	10,306,383	11,803,566	10,346,414	7,965,637	6,319,891	5,592,137
Deposits	8,082,154	7,299,168	7,781,240	7,202,845	6,264,169	5,215,862	4,483,521
Securities sold under agreements to repurchase	805,000	300,000	650,000	401,600	—	—	—
Subordinated debentures	406,553	240,549	406,615	240,549	150,520	140,210	140,210
Short-term borrowings	723,789	441,879	414,532	654,636	279,425	72,310	234,134
Long-term borrowings	1,385,808	1,079,747	1,372,190	906,651	562,033	334,952	271,408
Total liabilities	11,676,218	9,484,882	10,836,463	9,560,343	7,362,123	5,835,879	5,177,671
Stockholders’ equity(1)	1,066,906	821,501	967,103	786,071	603,514	484,012	414,466
Nonperforming assets(2)	185,050	24,657	57,029	15,198	19,133	12,574	5,857
Ratio of stockholders’ equity to total assets	8.37%	7.97%	8.19%	7.60%	7.58%	7.66%	7.41%

Asset Quality Data:
Loan delinquency ratio	1.48%	0.67%	0.89%	0.84%	0.48%	0.90%	0.87%
Nonperforming assets to total assets(2)	1.45	0.24	0.48	0.15	0.24	0.20	0.10
Nonperforming loans to loans held in portfolio(2)	2.21	0.31	0.68	0.19	0.33	0.31	0.16
Allowance for loan losses to loans held in portfolio	1.25	0.91	1.03	0.93	1.11	1.39	1.54
Allowance for loan losses to nonperforming loans	56.70	288.48	151.52	503.73	337.33	449.12	992.42
Total loan to deposit ratio(7)	103.35	96.70	102.93	94.11	95.71	83.91	84.57

Regulatory Capital Ratios:
United Commercial Bank and subsidiaries:
Tier 1 risk-based capital
Tier 1 risk-based capital	8.82%	9.66%	8.55%	9.67%	9.91%	11.42%	10.92%
Total risk-based capital	11.20	10.49	10.80	10.53	10.98	12.67	12.18
Tier 1 leverage	7.33	8.21	7.42	9.30	8.26	8.49	7.86
UCBH Holdings, Inc. and subsidiaries:
Tier 1 risk-based capital	9.17	10.03	8.51	9.86	10.26	11.98	11.69
Total risk-based capital	11.55	10.86	10.76	10.72	11.33	13.23	12.94
Tier 1 leverage ratio	7.62	8.50	7.39	9.50	8.56	8.92	8.42

	At or For the Three		At or For the Years Ended
	Months Ended March 31,		December 31,
	2008	2007	2007	2006	2005	2004	2003
Operating Data:
Interest and dividend income	$181,744	$163,946	$706,348	$535,013	$402,400	$300,064	$260,262
Interest expense	(98,647)	(90,116)	(383,760)	(271,080)	(161,910)	(92,583)	(91,714)

Net interest income	83,097	73,830	322,588	263,933	240,490	207,481	168,548
Provision for loan losses	(35,069)	(1,048)	(20,181)	(3,842)	(6,091)	(4,201)	(9,967)

Net interest income after provision for loan losses	48,028	72,782	302,407	260,091	234,399	203,280	158,581
Noninterest income	3,556	12,445	30,669	47,143	26,684	30,877	23,203
Noninterest expense	(48,553)	(43,895)	(177,820)	(155,420)	(116,913)	(99,153)	(80,208)

Income before income tax expense	3,031	41,332	155,256	151,814	144,170	135,004	101,576
Income tax expense	(811)	(14,301)	(52,948)	(50,937)	(46,344)	(49,401)	(36,938)

Net income	$2,220	$27,031	$102,308	$100,877	$97,826	$85,603	$64,638

Per Share Data:
Basic earnings per share(l)(3)	$0.02	$0.27	$1.00	$1.07	$1.06	$0.95	$0.74
Diluted earnings per share(1)(3)	0.02	0.26	0.97	1.03	1.02	0.90	0.71
Dividends declared per share(3)	0.04	0.03	0.12	0.12	0.10	0.08	0.06

Operating Ratios and Other Data:
Return on average assets	0.07%	1.09%	0.97%	1.23%	1.40%	1.44%	1.26%
Return on average equity	0.89	13.43	11.55	15.59	18.42	18.92	18.84
Efficiency ratio(4)	56.03	50.88	50.34	49.96	43.76	41.60	41.83
Noninterest expense to average assets	1.59	1.77	1.69	1.89	1.68	1.67	1.56
Average equity to average assets	8.17	8.11	8.41	7.88	7.61	7.62	6.66
Dividend payout ratio(5)	200.00	11.54	12.37	11.65	9.80	8.89	8.51
Net loan charge-offs to average loans held in portfolio	0.62	0.10	0.13	0.17	0.03	0.11	0.06
Interest rate spread(6)	2.56	2.79	2.81	2.91	3.25	3.42	3.21
Net interest margin(6)	2.93	3.26	3.28	3.37	3.58	3.63	3.41

(1)	In conjunction with the acquisitions of CAB Holding, LLC on May 23, 2007, Summit Bank Corporation on December 29, 2006, Asian American Bank & Trust Company on November 28, 2005, Pacifica Bancorp, Inc. on October 31, 2005, and First Continental Bank on July 11, 2003, UCBH issued 3.7 million, 4.8 million, 878,000, 1.2 million, and 2.3 million shares of common stock, respectively.

(2)	Nonperforming assets exclude loans held for sale and loans contractually past due 90 days or more but still accruing.

(3)	UCBH completed a two-for-one stock split during the years ended December 31, 2005 and 2003. Accordingly, for the years ended December 31, 2005 and 2003, basic earnings per share, diluted earnings per share and dividends per share have been adjusted to reflect the effect of the stock splits.

(4)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(5)	Dividends declared per share as a percentage of diluted earnings per share.

(6)	Calculated on a nontax equivalent basis.

(7)	Total loan includes loans held for sale and loans held in portfolio.

DESCRIPTION OF THE PREFERRED STOCK
     You should read the following description of the Preferred Stock along with the “Description of the Capital Stock—Common and Preferred Stock” in the accompanying prospectus. This description of the Preferred Stock is qualified by the Certificate of Designations relating to the Preferred Stock (“Certificate of Designations”), and where this description is inconsistent with the description of the Preferred Stock in the Certificate of Designations, the Certificate of Designations will control.
General
     Shares of the Preferred Stock represent a single series of our authorized preferred stock. We are offering         shares of the Preferred Stock by this prospectus supplement and the accompanying prospectus. We have granted the underwriters an option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to an additional         shares of the Preferred Stock, solely to cover overallotments, if any. Holders of the Preferred Stock have no preemptive rights. Shares of the Preferred Stock, upon issuance against full payment of the purchase price, will be fully paid and nonassessable.
     DTC will be the sole holder of shares of the Preferred Stock. You will be required to exercise your rights in the Preferred Stock through DTC. In this prospectus supplement, references to “holders” of the Preferred Stock mean those who have shares of the Preferred Stock registered in their own names on the books maintained by the registrar and not indirect holders who own beneficial interests in the Preferred Stock registered in the street name of, or issued in book-entry form through, DTC. You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System” below.
     On the date of original issuance, the Preferred Stock will rank senior to our Series A Participating Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up, and the Preferred Stock, together with any other series of our preferred stock, will rank senior to our common stock, and any of our other stock that is expressly made junior to our preferred stock, as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up. We may from time to time, without notice to or consent from the holders of the Preferred Stock, create and issue additional shares of preferred stock ranking equally with or junior to the Preferred Stock as to dividends and distribution of assets upon our liquidation, dissolution, or winding up.
     The Preferred Stock will not be redeemable at our option or subject to any sinking fund or other obligation to redeem or repurchase the Preferred Stock at the option of the holders. Each share of the Preferred Stock may be converted at any time, at the option of the holder, into         shares of our common stock (which reflects an approximate initial conversion price of $        per share of common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments described below.
Dividends
     Dividends on shares of the Preferred Stock will not be mandatory. Holders of the Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or a duly authorized committee of our board, out of our assets legally available under Delaware law for payment, non-cumulative cash dividends at a rate equal to         % per annum (the “dividend rate”).
     If declared by our board of directors or a duly authorized committee of our board, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year (each, a “dividend payment date”), beginning on September 15, 2008. We will pay dividends to the holders of record of shares of the Preferred Stock as they appear on our stock register on the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by our board of directors or a duly authorized committee of the board that is not more than 60 calendar days nor less than 10 calendar days prior to such dividend payment date. If any date on which dividends otherwise would be payable is not a Business Day, then the dividend payment date will be the next succeeding day that is a Business Day, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid. As used in this prospectus supplement, “Business Day” means a day other than (1) a Saturday or Sunday, (2) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (3) a day on which our principal executive office is closed for business.

     Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Preferred Stock or any other series of our preferred stock or common stock are declared for any future dividend period. A “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the original issue date of the Preferred Stock to, but excluding, the next succeeding dividend payment date.
     We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We also are not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.
     Dividends on the Preferred Stock (including any shares purchased pursuant to the underwriters’ overallotment option) will accrue from the original issue date at the dividend rate on the liquidation preference amount of $1,000 per share. If we issue additional shares of the Preferred Stock (other than pursuant to the underwriters’ overallotment option), the initial dividend period for those additional shares may commence on and include such date as our board of directors or a duly authorized committee of the board of directors shall determine and publicly disclose. We will calculate dividends on the Preferred Stock on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue after conversion, as described below.
     As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our stock that ranks junior to the Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on our liquidation, dissolution or winding up, and “parity stock” means any other class or series of our stock that ranks equally with the Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on our liquidation, dissolution or winding up. Junior stock includes our Series A Participating Preferred Stock described under “Description of the Preferred Stock—Authorized Classes of Preferred Stock” below.
     Subject to the conditions described above, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.
Dividend Stopper
     So long as any share of Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior stock that ranks junior as to the payment of dividends (other than a dividend payable solely in shares of junior stock, including Series A Preferred Stock issuable pursuant to our stockholders’ rights plan) and (2) no shares of junior stock that ranks junior as to the payment of dividends will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock and parity stock that ranks equally as to the payment of dividends have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside.
     Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any parity stock that ranks equally as to the payment of dividends for any period unless we have paid in full, or declared and set aside payment in full, dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity stock that ranks equally as to the payment of dividends but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity stock that ranks equally as to the payment of dividends. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity stock that ranks equally as to the payment of dividends bear to each other.
Conversion
     Optional Conversion Right
     Each share of the Preferred Stock may be converted at any time, at the option of the holder, into         shares of our common stock (which reflects an approximate initial conversion price of $         per share of common stock, or the “conversion price,” plus cash in lieu of fractional shares, subject to the anti-dilution adjustments described below (such rate or adjusted rate, the “conversion rate”).
     In this prospectus supplement, we refer to the conversion rate and the corresponding conversion price in effect at any given time as the “applicable conversion rate” and the “applicable conversion price,” respectively. The applicable conversion rate and the applicable conversion price each will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at that time.
     If the conversion date is prior to the record date relating to any declared dividend for the dividend period in which you elect to convert your shares of Preferred Stock, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date relating to any declared dividend and prior to the dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend. However, if the conversion date is after the record date and prior to the dividend payment date, whether or not you were the holder of record on the record date prior to the dividend payment date, you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Preferred Stock are being converted as a result of a conversion at our option, a make- whole acquisition or a fundamental change, as described below under “—Conversion—Conversion at Our Option,” “—Conversion—Conversion Upon Certain Acquisitions” and “—Conversion—Conversion Upon Fundamental Change,” respectively.
     Limitations on Ownership that Would Constitute “Control”
     Prospective investors may be limited by law in their attempt to acquire our voting stock or other securities such as the Preferred Stock that are convertible into voting stock. Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956 Act before acquiring 25% (5% in the case of an acquirer that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.
     Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the California Commissioner of Financial Institutions has approved such acquisition of control. A person would be deemed to have acquired control of UCBH if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of UCBH or (ii) to direct or cause the direction of the management and policies of UCBH. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our common stock would be presumed to control UCBH.
     Conversion at Our Option
     On or after June           , 2013, if the condition set forth in the next sentence is satisfied, we may, at our option, cause some or all of the Preferred Stock to be converted into shares of our common stock after a notice period (described below) at the then-applicable conversion rate. We may exercise our conversion right if, for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, the closing price of our common stock exceeds 130% of the then-applicable conversion price of the Preferred Stock. We will provide notice of our election to cause conversion within five trading days of the end of the 30 consecutive trading day period.
     If less than all of the Preferred Stock is converted, the conversion agent will select shares of Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary. If the conversion agent selects a portion of your shares of Preferred Stock for partial conversion at our option and you convert a portion of your shares of Preferred Stock at your option, the converted portion will be deemed to be from the portion selected for conversion at our option.
     We refer to the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of our common stock on the NASDAQ Global Select Market as the “closing price” of the common stock on any determination date. If the common stock is not traded on the NASDAQ Global Select Market on any determination date, the closing price of the common stock on any determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or if the common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.
     A “trading day” for purposes of determining the closing price is a day on which the shares of our common stock:
•	are not suspended from trading on any national or regional securities exchange or association or over-the counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.
     For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on the NASDAQ Global Select Market shall be the closing price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service. However, in the event that there is a discrepancy between the closing sale price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Select Market will govern.
     If we elect to cause conversion as described above, we are required to provide notice by first class mail to the holders of record of the shares of Preferred Stock to be converted or issue a press release for publication and make this information available on our website. The conversion date will be a date selected by us (the “optional conversion date”), and the notice must be mailed, or we must issue the press release, not more than 20 days or less than 10 days prior to the optional conversion date. In addition to any information required by applicable law or regulation, the notice of a conversion at our option or press release will include a statement setting forth, as appropriate:
(i)	the optional conversion date;

(ii)	the aggregate number of shares of Preferred Stock to be converted and, if less than all of the shares of Preferred Stock are to be converted, the percentage of shares of Preferred Stock to be converted; and

(iii)	the number of shares of our common stock to be issued upon conversion of each share of Preferred Stock.
     Limitations on Ownership that Would Constitute “Control”
     Prospective investors may be limited by law in their attempt to acquire our voting stock or other securities such as the Preferred Stock that are convertible into voting stock. Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956 Act before acquiring 25% (5% in the case of an acquirer that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.
     Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the California Commissioner of Financial Institutions has approved such acquisition of control. A person would be deemed to have acquired control of UCBH if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of UCBH or (ii) to direct or cause the direction of the management and policies of UCBH. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our common stock would be presumed to control UCBH.
     Conversion Procedures
     Conversion into shares of our common stock will occur on the optional conversion date or any applicable conversion date (as defined below). On the optional conversion date, certificates representing shares of our common stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the conversion agent, if shares of the Preferred Stock are held in certificated form, and upon compliance with additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing the Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.
     On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert:
•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Preferred Stock to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required by the conversion agent, pay all transfer or similar taxes; and

•	if required by the conversion agent, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

     If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, in order to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.
     The date on which a holder complies with the foregoing procedures is the “conversion date.”
     The conversion agent for the Preferred Stock initially will be the transfer agent. A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent, on a holder’s behalf, will convert the Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us. The conversion agent will make payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, will deliver a stock certificate or certificates to the holder, or in the case of global certificates, make a book-entry transfer through DTC.
     The person or persons entitled to receive the shares of common stock issuable upon conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose, and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers, and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.
     Conversion Upon Certain Acquisitions
     General. The following provisions will apply if, prior to the conversion date, one of the following events occurs:
     (i) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule 13D, Schedule TO or any successor schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing more than 50% of the voting power of our then outstanding voting stock entitled to vote generally in the election of directors; or
     (ii) consummation of the consolidation or merger of our company or a similar transaction or any sale, lease, or other transfer in one transaction or a series of related transactions of all or substantially all of our and our subsidiaries’ consolidated assets, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of common stock representing a majority of the total voting power of all outstanding classes of common stock of the surviving or transferee person.
     The foregoing transactions are referred to as “make-whole acquisitions”; provided, however, that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such transaction or transactions.
     The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.
     Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “effective date”) and ending on the date that is 30 days after the effective date, by a number of additional shares of common stock (the “make-whole shares”) as described below.

     At least 20 days prior to the anticipated effective date of a make-whole acquisition, we will notify holders of the anticipated effective date of the transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised. We also will provide notice to holders on the effective date of a make-whole acquisition specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing the holder’s shares of the Preferred Stock, if the Preferred Stock is held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing the Preferred Stock, in order to convert a holder must comply with the requirements listed above under “Conversion—Conversion Procedures” and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right, the holder’s shares of the Preferred Stock will remain outstanding but the holder will not be eligible to receive make-whole shares.
     Make-Whole Shares. The following table sets forth the number of make-whole shares per share of Preferred Stock for each stock price and effective date set forth below:

Stock Price

Effective Date	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______	$	______

     The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price per share of our common stock (the “stock price”) paid in such transaction. If the holders of our shares of common stock receive only cash in the make-whole acquisition, the stock price will be the cash amount paid per share. Otherwise the stock price shall be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date. The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Preferred Stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion—Anti-Dilution Adjustments” below.
     The exact stock price and effective dates may not be set forth in the table, in which case:
•	if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock; and

•	if the stock price is less than $ per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock.
     Our obligation to deliver make-whole shares could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness, as applied to such payments.
     Conversion Upon Fundamental Change
     If delisting (as defined below) occurs or in lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than the applicable conversion price (each, a “fundamental change”), a holder may elect to convert each share of Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $      , subject to adjustment (the “base price”). The base price will be adjusted as of any date that the conversion rate of the Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of     shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change (other than delisting), we may, at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.
     “Delisting” means that our common stock (or other common stock into which the Preferred Stock is then convertible) ceases to be listed or quoted on a national securities exchange in the United States, except as a result of a merger to which we are a party or a tender offer or exchange offer for our common stock or other common stock into which the Preferred Stock is then convertible.
     The “reference price” is the price per share of common stock paid in the event of a fundamental change. If the holders of our shares of common stock receive only cash in the fundamental change, the reference price will be the cash amount paid per share. Otherwise, the reference price will be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date of the fundamental change.
     To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “Conversion—Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the Preferred Stock will remain outstanding (subject to the holder electing to convert such holder’s shares as described above under “—Conversion Upon Certain Acquisitions—General”).
     Reorganization Events
     In the event of:
     (i) our consolidation or merger with or into another person in each case pursuant to which our common stock will be converted into cash, securities, or other property of ours or another person;
     (ii) any sale, transfer, lease, or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities, or other property; or
     (iii) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition), each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Preferred Stock, become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the reorganization event or an affiliate of such other party) of a number of shares of our common stock equal to the conversion rate per share of Preferred Stock prior to such reorganization event would have owned or been entitled to receive upon such reorganization event. For purposes of the foregoing, the kind and amount of securities, cash, and other property or assets (such securities, cash, and other property or assets, the “exchange property”) that a holder of our common stock would have owned or been entitled to receive upon a reorganization event, determined based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the kinds and amounts of exchange property received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the weighted average of the kinds and amount of exchange property actually received by such holders. On each conversion date following a reorganization event, the conversion rate then in effect will be applied to the value on such conversion date of the securities, cash, or other property received per share of common stock, determined as set forth above. In connection with certain reorganization events, holders of the Preferred Stock may have the right to vote as a class, see “Voting Rights” below.
     Anti-Dilution Adjustments
     The conversion agent will adjust the conversion rate under the circumstances described below.
     (1) Stock Dividend Distributions. If we pay dividends or other distributions on the common stock in common stock, then the conversion rate in effect immediately following the record date for such dividend or distribution will be multiplied by the following fraction:

OS1

OS0
where
OS1 =	the sum of the number of shares of common stock outstanding immediately prior to the record date for such dividend or distribution plus the total number of shares of our common stock constituting such dividend; and

OS0 =	the number of shares of common stock outstanding immediately prior to the record date for such dividend or distribution.
     Notwithstanding the foregoing, no adjustment will be made for the issuance of our common stock as a dividend or distribution to all holders of common stock that is made in lieu of quarterly dividends or distributions to such holders, to the extent the value of such dividend or distribution does not exceed the dividend threshold amount defined in clause (5) below (“Cash Distributions”). For purposes of this paragraph, the amount of any dividend or distribution will equal the number of shares being issued multiplied by the average VWAP (as defined below) of our common stock over each of the 5 consecutive trading days prior to the record date for such distribution.
     “VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “             ” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on the relevant trading day (or if such volume-weighted average price is unavailable, the market price of one share of our common stock on such trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with us) retained for this purpose by us). For purposes of determining the conversion price, VWAP may refer to a partial trading day.
     (2) Subdivisions, Splits, and Combination of the Common Stock. If we subdivide, split, or combine shares of our common stock, then the conversion rate in effect immediately following the effective date of such share subdivision, split, or combination will be multiplied by the following fraction:

OS1

OS0

where
OS1 =	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination; and

OS0 =	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.
     (3) Issuance of Stock Purchase Rights. If we issue to all holders of the shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of our common stock at less than the current market price (as defined below) of the common stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

OS0 + X

OS0 + Y
where
OS0 =	the number of shares of common stock outstanding at the close of business on the record date for such distribution;

X =	the total number of shares of common stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.
     To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to such conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, the conversion agent will take into account any consideration received for such rights or warrants and the value of such consideration (which shall be determined by our board of directors if the consideration is in a form other than cash).
     The “current market price” of our common stock on any day, means the average of the VWAP of our common stock over each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (1) through (6) of this section, “—Conversion—Anti-Dilution Adjustments.” The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the common stock or other securities trade without the right to receive such issuance or distribution.
     (4) Debt or Asset Distributions. If we distribute to all holders of shares of our common stock evidences of indebtedness, shares of capital stock (other than common stock) or other securities, or other assets (excluding any dividend or distribution referred to in clause (1) above (“Stock Dividend Distributions”) or clause (2) above (“Subdivisions, Splits, and Combination of the Common Stock”), any rights or warrants referred to in clause (3) above (“Issuance of Stock Purchase Rights”), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the conversion rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

SP0
SP0 — FMV
where
SP0 =	the current market price per share of common stock on the trading day immediately preceding the ex-date; and

FMV =	the fair market value of the portion of the distribution applicable to one share of common stock on the trading day immediately preceding the ex-date as determined by our board of directors.
     In a “spin-off,” where we make a distribution to all holders of our shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the conversion rate will be adjusted on the fourteenth trading day after the effective date of the distribution by multiplying such conversion rate in effect immediately prior to such fourteenth trading day by the following fraction:

MP0 + MPs
MP0
where
MPo =	the average of the VWAP of the common stock over each of the first 10 trading days commencing on and including the fifth trading day following the effective date of such distribution; and

MPs =	the average of the VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over each of the first 10 trading days commencing on and including the fifth trading day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors.
     (5) Cash Distributions. If we make a distribution consisting exclusively of cash to all holders of the common stock, excluding (a) any cash dividend on the common stock to the extent that the aggregate cash dividend per share of the common stock does not exceed $0.04 in any fiscal quarter (the “dividend threshold amount”), (b) any cash that is distributed in a reorganization event (as described below) or as part of a “spin-off” referred to in clause (4) above (“Debt or Asset Distributions”), (c) any dividend or distribution, in connection with our liquidation, dissolution, or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, then in each event, the conversion rate in effect immediately following the record date for such distribution will be multiplied by the following fraction:

SP0
SP0 - DIV
where
SP0 =	the VWAP per share of common stock on the trading day immediately preceding the ex-date; and

DIV =	the cash amount per share of common stock of the dividend or distribution, as determined pursuant to the following sentences. If an adjustment is required to be made as set forth in this clause as a result of a distribution (a) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the dividend threshold amount or (b) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The dividend threshold amount is subject to adjustment on an inversely proportional basis any time the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate as described under this clause (5).

     (6) Self-Tender Offers and Exchange Offers. If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of the common stock exceeds the VWAP per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer, then the conversion rate in effect at the close of business on such immediately succeeding trading day will be multiplied by the following fraction:

AC + (SP0 x OS1)
OS0 x SP0
where
AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors; and

SP0 =	the VWAP per share of common stock on the trading day immediately succeeding the expiration of the tender or exchange offer;

OS1 =	the number of shares of common stock outstanding immediately after the expiration of the tender or exchange offer, less any purchased shares; and

OS0 =	the number of shares of common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the “purchased shares”).
     In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.
     (7) Rights Plans. To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of the common stock as described in clause (4) above (“Debt or Asset Distributions”), subject to readjustment in the event of the expiration, termination, or redemption of such rights.
     In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason.
     For a discussion of the tax consequences of a change in the conversion rate, see “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Constructive Distributions” below in this prospectus supplement.
     Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be made unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least 1%, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on an optional conversion date or on the effective date of a make-whole acquisition or a fundamental change, adjustments to the conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before that date.
     No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the Preferred Stock, without having to convert the Preferred Stock, as if they held the full number of shares of common stock into which their shares of the Preferred Stock may then be converted.

     The applicable conversion rate will not be adjusted:
     (i) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities and the investment of additional optional amounts in common stock under any plan;
     (ii) upon the issuance of any shares of common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director, or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
     (iii) upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of Preferred Stock were first issued;
     (iv) for a change in the par value or no par value of the common stock; or
     (v) for accrued and unpaid dividends on the Preferred Stock.
     We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of the Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.
Liquidation Rights
     Upon the voluntary or involuntary liquidation, dissolution or winding up of UCBH Holdings, Inc., holders of the Preferred Stock and any parity stock will be entitled to receive, out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to the Preferred Stock and any parity stock, a liquidating distribution in the amount of $1,000 per share of Preferred Stock plus any declared and unpaid dividends, without the accumulation of any undeclared dividends. After payment of this liquidating distribution, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of our assets.
     In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of Preferred Stock and all holders of any parity stock that ranks equally as to such distribution, the amounts paid to the holders of Preferred Stock and to the holders of any parity stock that ranks equally as to such distribution will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of parity stock that ranks equally as to such distribution on which dividends accrue on a cumulative basis, if any). If the liquidation preference has been paid in full to all holders of Preferred Stock and any holders of parity stock that ranks equally as to such distribution, the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.
     For purposes of this section, a merger or consolidation by us with or into any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets will not constitute a liquidation, dissolution or winding up of our affairs.
     Our rights and the rights of our creditors and our stockholders, including the holders of Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Redemption
     The Preferred Stock is not subject to any redemption, sinking fund, or other similar provisions.

Voting Rights
     The holders of the Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.
     Whenever dividends on any shares of Preferred Stock have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred stock directors. In that event, the number of directors on our board will automatically increase by two, and the new directors will be elected at a special meeting called at the request of the holders of at least 20% of the shares of Preferred Stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting.
     As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Preferred Stock as to dividends and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Preferred Stock and such other voting preferred stock voted.
     If and when dividends for at least four consecutive dividend periods following a nonpayment have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate and the number of directors on our board shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.
     Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.
     So long as any shares of Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:
•	amend or alter the provisions of our certificate of incorporation or the Certificate of Designations for the shares of Preferred Stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•	amend, alter or repeal the provisions of our certificate of incorporation or the Certificate of Designations for the shares of Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the shares of Preferred Stock, taken as a whole; or

•	consummate a binding share exchange or reclassification involving the shares of Preferred Stock or a merger or consolidation of us with another entity, unless in each case (i) shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Preferred Stock and, (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred Stock.
     If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Preferred Stock for this purpose), then only the series of preferred stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of preferred stock.
     Without the consent of the holders of the Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, we may amend, alter, supplement, or repeal any terms of the Preferred Stock for the following purposes:
•	to cure any ambiguity, or to cure, correct, or supplement any provision contained in the Certificate of Designations for the Preferred Stock that may be ambiguous, defective, or inconsistent; or

•	to make any provision with respect to matters or questions relating to the Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the Preferred Stock.
Preemptive Rights
     The holders of the Preferred Stock do not have any preemptive rights.
Fractional Shares
     No fractional shares of our common stock will be issued to holders of the Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest whole cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.
     If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.
Common Stock Rights
     For a description of the rights of holders of common stock to be delivered upon conversion of the Preferred Stock, see “Description of the Capital Stock—Common and Preferred Stock” in the accompanying prospectus.

Miscellaneous
     We will at all times reserve and keep available out of the authorized and unissued shares of our common stock or shares held in the treasury by us, solely for issuance upon the conversion of the Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.
Authorized Preferred Stock
     Under our Certificate of Incorporation, we have authority to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share. We may issue preferred stock in one or more series, each with the preferences, designations, limitations, conversion rights, and other rights as we may determine.
     As of the date of this prospectus supplement, in addition to the Preferred Stock, we have authorized 100,000 shares of Series A Participating Preferred Stock with a liquidation preference of $100 per share. As of the date of this prospectus supplement, no shares of Series A Participating Preferred Stock are outstanding.
Preferential Rights
     Series A Participating Preferred Stock has a liquidation preference of $100 per share and ranks superior to our common stock and junior to all other series of our preferred stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding up, unless the terms of any such series provides otherwise. Holders of Series A Participating Preferred Stock have no preemptive rights.
Dividends
     Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of Series A Participating Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, in their sole discretion out of funds legally available for the payment of dividends under the Delaware General Corporation Law and subject to certain restrictions, cumulative cash dividends quarterly on the first day of January, April, July and October in each year in an amount not less than $1.00.
Voting Rights
     See “Description of the Capital Stock—Anti-takeover Provisions of UCBH’s Certificate of Incorporation and Bylaws” in the accompanying prospectus for voting rights of Series A Participating Preferred Stock.
Distributions
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Participating Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of any series of our preferred stock ranking senior to the Series A Preferred Stock, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to Series A Participating Preferred Stock, a liquidating distribution in the amount of $100 per Series A Participating Preferred Stock plus any accrued and unpaid dividends. Following the payment of the full amount to the Series A Participating Preferred Stock and the applicable full amount to Common Stock as provided in the Certificate of Designations relating to the Series A Participating Preferred Stock, the remaining assets will be distributed among the holders of the Series A Participating Preferred Stock and Common Stock as provided in the Certificate of Designations relating to the Series A Participating Preferred Stock.
Redemption
     Our Series A Participating Preferred Stock is not redeemable.

Additional Classes or Series of Stock
     We will have the right to create and issue additional classes or series of stock ranking equally with, or junior to the Preferred Stock as to dividends and distribution of assets upon our liquidation, dissolution, or winding up without the consent of the holders of the Preferred Stock.
Depositary, Transfer Agent, Registrar, Dividend Disbursing Agent, and Conversion Agent
     DTC will serve as the depositary for the Preferred Stock. Mellon Investor Services will serve as transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock.

REGISTRATION AND SETTLEMENT
Book-Entry System
     The Preferred Stock will be issued in book-entry only form through the facilities of The Depository Trust Company, or “DTC.” This means that we will not issue actual stock certificates to each holder of Preferred Stock, except in limited circumstances. Instead, the Preferred Stock will be in the form of a single global stock certificate deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a stock certificate, you must be an organization that participates in DTC or have an account with an organization that participates in DTC.
     Except as described in this prospectus supplement, owners of beneficial interests in the global stock certificates will not be entitled to have Preferred Stock registered in their names, will not receive or be entitled to receive physical delivery of the Preferred Stock in definitive form, and will not be considered the owners or holders of Preferred Stock under our Certificate of Incorporation, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the Preferred Stock must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of Preferred Stock.
     If we discontinue the book-entry only form system of registration, we will replace the global stock certificate with stock certificates in certificated form registered in the names of the beneficial owners.
     Procedures for conversion on the conversion date will be governed by arrangements among the depositary, participants, and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.
Same Day Settlement
     As long as the Preferred Stock is represented by a global stock certificate registered in the name of DTC, or its nominee, the Preferred Stock will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the Preferred Stock to settle in immediately available funds. This requirement may affect trading activity in the Preferred Stock.
Payment of Dividends
     We will pay dividends, if any, on the Preferred Stock in book-entry form to the dividend disbursing agent. In turn, the dividend disbursing agent will deliver the dividends to DTC in accordance with the arrangements then in place between the dividend disbursing agent and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the dividend disbursing agent to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the Preferred Stock is represented by a global stock certificate, we will make all dividend payments in immediately available funds.
     In the event Preferred Stock is issued in certificated form, dividends generally will be paid by check mailed to the holders of the Preferred Stock on the applicable record date at the address appearing on the security register.
     All transfers and deliveries of common stock will be made to the depositary or its nominee.
Notices
     Any notices required to be delivered to you will be given to DTC for communication to its participants.
     If the Preferred Stock is issued in certificated form, notices also will be given by mail to the addresses of the holders as they appear on the security register.
     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     This following discussion was written in connection with our promotion and marketing of the Preferred Stock, and it is not intended to be used and cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code of 1986, as amended (the “Code”). Prospective purchasers of the Preferred Stock should consult their own independent tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations.
     The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Stock offered by this prospectus supplement and the accompanying prospectus and the common stock issuable upon the conversion thereof. This summary is based upon the Code, Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and to different interpretations. Any such change or different interpretation could affect the U.S. federal income tax consequences described below.
     This summary does not address all of the U.S. federal income considerations that may be relevant to a particular investor in its particular circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Preferred Stock or our common stock. This summary deals only with holders that hold Preferred Stock or common stock as a capital asset within the meaning of the Code (generally, property held for investment purposes) and does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as:
•	securities dealers or brokers, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons holding the Preferred Stock as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities or investors in such entities:

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	foreign corporations that are classified as “passive investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes; or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.
     As used herein, a “U.S. Holder” is a beneficial owner of shares of Preferred Stock or common stock, as the case may be, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if (A) a U.S. court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust, or (B) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

     A “Non-U.S. Holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of the Preferred Stock or common stock that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies” or, in certain circumstances, individuals who are U.S. expatriates.
     If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Preferred Stock or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Preferred Stock or common stock, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of Preferred Stock or common stock by the partnership.
     THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON THE CONVERSION THEREOF IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED STOCK AND COMMON STOCK BASED ON THEIR PARTICULAR CIRCUMSTANCES.
U.S. Federal Income Taxation of U.S. Holders
     Distributions
     A distribution paid by us in respect of our Preferred Stock or common stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. Holder will be included in the gross income of such U.S. Holder, as ordinary income from U.S. sources. In general, a distribution in excess of our current and accumulated earnings and profits will not be taxable to a U.S Holder to the extent that such distribution to such U.S. Holder does not exceed such U.S. Holder’s adjusted tax basis in the shares of Preferred Stock or common stock with respect to which such distribution is paid, but rather, will reduce such U.S. Holder’s adjusted tax basis in such Preferred Stock or common stock (but not below zero). To the extent that a distribution exceeds our current and accumulated earnings and profits, as well as a U.S. Holder’s adjusted tax basis in the Preferred Stock or common stock with respect to which such distribution is paid, such excess portion of the distribution generally will be taxable as capital gain realized in respect of such Preferred Stock or common stock.
     Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), dividends paid to certain non-corporate U.S. Holders, including individuals, generally will constitute “qualified dividend income” eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. Holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividends that are paid in respect of our Preferred Stock or common stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of our Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes.
     U.S. Holders should be aware that dividends exceeding certain thresholds in relation to such U.S. Holders’ tax basis in Preferred Stock or common stock could be characterized as “extraordinary dividends” (as defined in Section 1059 of the Code). Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its tax basis in its Preferred Stock or common stock by the portion of such dividend that is not taxed because of the dividends-received deduction, and is required to recognize taxable gain to the extent such non-taxed portion of the dividend exceeds such U.S. Holder’s tax basis in its Preferred Stock or common stock. A U.S. Holder who is an individual and who receives an extraordinary dividend would be required to treat any losses on the sale of such U.S. Holder’s Preferred Stock or common stock as long-term capital losses to the extent that the dividends received by such U.S. Holder qualified for the reduced 15% tax rate on qualified dividend income, as described above. Prospective investors in the Preferred Stock should consult their own tax advisors with respect to the potential application of the “extraordinary dividend” rules to an investment in the Preferred Stock or common stock issuable upon the conversion thereof.
      Constructive Distributions
     The conversion rate of the Preferred Stock will be adjusted in certain circumstances. See the discussion under the heading “Description of the Preferred Stock—Conversion” above. Adjustments (or failures to make adjustments) in the conversion rate that have the effect of increasing the proportionate interest of a U.S. Holder of Preferred Stock in our assets or earnings may in some circumstances result in a deemed distribution to such U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of a U.S Holder of Preferred Stock, however, generally will not be considered to result in a deemed distribution to such U.S. holder. Certain of the possible conversion rate adjustments provided in the Preferred Stock (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If one of these adjustments is made, a U.S. Holder will be deemed to have received a distribution even though such U.S. Holder has not received any cash or property as a result of the adjustment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions” above. U.S. Holders should consult their independent tax advisors regarding the appropriate treatment of any such constructive distributions.
      Sale or Other Taxable Dispositions of Preferred Stock or Common Stock
     In general, a U.S. Holder will recognize capital gain or loss upon the sale or other taxable disposition of Preferred Stock or common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. Holder’s adjusted tax basis in the Preferred Stock or common stock at the time of the disposition. Any such capital gain will be long-term capital gain if the Preferred Stock or common stock has been held by the U.S. Holder for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains. The ability to utilize capital losses is subject to limitations under the Code.
      Redemptions of Preferred Stock or Common Stock
     A redemption of shares of Preferred Stock or common stock generally will be treated under Section 302 of the Code as a distribution unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the Preferred Stock or common stock that is redeemed. If a redemption of shares of Preferred Stock or common stock is treated as a sale or exchange, the redemption will be taxable as described under the caption “—Sale or Other Taxable Dispositions of Preferred Stock or Common Stock” above, except that an amount received in respect of declared but unpaid dividends generally will be taxable as a dividend if we have sufficient current or accumulated earnings and profits, as described above under the caption “—Distributions.”
     A redemption will be treated as a sale or exchange if it (i) results in a “complete termination” of a U.S. Holder’s interest in us, (ii) is “substantially disproportionate” with respect to a U.S. Holder, or (iii) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of any class of common or preferred stock deemed owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must be taken into account. A redemption of shares of Preferred Stock or common stock held by a U.S. Holder generally will qualify for sale or exchange treatment if (i) the U.S. Holder does not own (actually or constructively) any shares of any classes of our common or preferred stock following the redemption, (ii) the redemption has the effect of decreasing the percentage of our total outstanding stock owned (actually and constructively) by the U.S. holder immediately after the redemption to less than 80% of such ownership percentage immediately prior to the redemption and certain other requirements are met, or (iii) the U.S. Holder owns (actually and constructively) only an insubstantial percentage of our total outstanding stock, the redemption has the effect of decreasing such ownership percentage and the U.S. Holder does not participate in the control or management of our corporate affairs. However, the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time of the redemption.
     If a redemption of shares of Preferred Stock or common stock is treated as a distribution, the entire amount received will be taxable as described under the caption “—Distributions” above. In such case, a U.S. Holder’s adjusted tax basis in the redeemed shares of Preferred Stock or common stock generally will be transferred to any remaining shares of common or preferred stock held by such U.S. Holder immediately after the redemption. If a U.S. Holder does not own any other shares of common or preferred stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to such U.S. Holder, or the tax basis may be entirely lost.
     Prospective investors should consult their own tax advisors for purposes of determining the tax consequences resulting from redemption of shares of Preferred Stock or common stock in their particular circumstances.
      Conversion of the Preferred Stock
     A U.S. Holder generally will not recognize gain or loss upon the conversion of the Preferred Stock into shares of our common stock. The initial tax basis of the shares of common stock received upon conversion of the Preferred Stock will equal the adjusted tax basis of the Preferred Stock that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. Holder’s holding period for shares of common stock will generally include the period during which the U.S. Holder held the Preferred Stock.
     Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized equal to the difference between the amount thereof and the adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as a distribution with respect to the Preferred Stock. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions” and “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale or Other Taxable Dispositions of Preferred Stock or Common Stock” for further information.
     In the event a U.S. Holder’s Preferred Stock is converted pursuant to an election by such U.S. Holder in the case of one of certain acquisitions (see “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions” and “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change” above), or pursuant to one of certain other transactions, including our consolidation or merger into another person (see “Description of the Preferred Stock—Conversion—Reorganization Events” above), the U.S. federal income tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering that conversion. If, for example, a U.S. Holder were to receive a cash payment from us in lieu of the common stock otherwise issuable upon conversion of the Preferred Stock in connection with a fundamental change transaction, the U.S. Holder would be subject to the U.S. federal income tax treatment described above under the caption “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Redemptions of Preferred Stock or Common Stock.” Each U.S. Holder should consult its own tax advisor to determine the specific U.S. federal income tax treatment of a conversion under the particular circumstances of any of the transactions described in this paragraph.
      Backup Withholding and Information Reporting
     In general, a U.S. Holder (other than corporations and other exempt holders) will be subject to information reporting requirements with respect to dividends and other taxable distributions paid in respect of, and the proceeds from a sale or other disposition of, the Preferred Stock or common stock. In addition, such a U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.
U.S. Federal Income Taxation of Non-U.S. Holders
     Distributions
     Except as described below, dividends paid to a Non-U.S. Holder in respect of Preferred Stock or common stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a Non-U.S. Holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. Holders eligible for a reduced rate of U.S. federal withholding tax under an applicable tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
     Dividends paid to a Non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” above. Non-U.S. Holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.
      Constructive Distributions
     In certain circumstances, adjustments to the conversion rate of the Preferred Stock (or the failure to make such adjustments) may result in constructive distributions to holders of the Preferred Stock for U.S. federal income tax purposes (see “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Constructive Distributions” above). Non-U.S. Holders generally will be subject to U.S. federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) in respect of such a constructive distribution that is treated as paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation to Non-U.S. Holders—Distributions” above for further information. A constructive distribution deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable U.S. federal withholding tax could be satisfied. Accordingly, if we pay withholding taxes on behalf of a Non-U.S. Holder, we may at our option, set-off any such payment against subsequent payments under the Preferred Stock, including cash distributions and common stock deliverable on conversion.
      Sale or Other Taxable Disposition of Preferred Stock or Common Stock
     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of Preferred Stock or common stock unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the five year period (or shorter holding period for the Preferred Stock or common stock) ending on the date of the disposition. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.
     Gain from the disposition of shares by a Non-U.S. Holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “U.S. Federal Income Taxation of U.S. Holders” above. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments.
      Redemptions of Preferred Stock or Common Stock
     As discussed above under “U.S. Federal Income Taxation of U.S. Holders—Redemption of Preferred Stock or Common Stock,” the proceeds received from a redemption of shares of Preferred Stock or common stock may be treated as a distribution in certain circumstances, in which case, the discussion above under “U.S. Federal Income Taxation of Non-U.S. Holders—Distributions” would be applicable.
      Conversion of the Preferred Stock
     À Non-U.S. Holder generally will not recognize gain or loss upon the conversion of the Preferred Stock into shares of our common stock. Cash received in lieu of a fractional common share upon conversion generally will be treated as a payment in a taxable exchange for such fractional common share, and any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as a distribution with respect to the Preferred Stock. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Distributions” and “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Sale or Other Taxable Disposition of Preferred Stock or Common Stock” above for further information regarding the tax consequences to a Non-U.S. Holder of such payments.
     In the event a Non-U.S. Holder’s Preferred Stock is converted pursuant to an election by such Non-U.S. Holder in the case of one of certain acquisitions (see “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions” and “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change” above), or pursuant to one of certain other transactions, including our consolidation or merger into another person (see “Description of the Preferred Stock—Conversion—Reorganization Events” above), the U.S. federal income tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering that conversion. If, for example, a Non-U.S. Holder were to receive a cash payment from us in lieu of the common stock otherwise issuable upon conversion of the Preferred Stock in connection with a fundamental change transaction, the Non-U.S. Holder would be subject to the U.S. federal income tax treatment described above under the caption “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Redemptions of Preferred Stock or Common Stock.” Each Non-U.S. Holder should consult its own tax advisor to determine the specific U.S. federal income tax treatment of a conversion under the particular circumstances of any of the transactions described in this paragraph.
      Backup Withholding and Information Reporting
     In general, we or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of dividends on the Preferred Stock or common stock paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest and dividend payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on shares of Preferred Stock or common stock provided that we or our paying agent does not have actual knowledge or reason to know that the Non-US. Holder is a U.S. person (as defined under the Code), and we or our paying agent has received from the Non-U.S. Holder an appropriate certification of Non-U.S. Holder status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of shares of Preferred Stock or common stock, as the case may be, that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its Non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

CERTAIN ERISA CONSIDERATIONS
     This disclosure was written in connection with our promotion and marketing of the Preferred Stock, and it is not intended to be used and cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Code. Prospective purchasers of the Preferred Stock should consult their own independent tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations.
     The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.
     Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.
     Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if Preferred Stock is acquired by a Plan with respect to which we are or any of our respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire such Preferred Stock and the circumstances under which such decision is made. Included among these exemptions are Section 408(b)(17) and Section 4975(d)(2) of ERISA (each of which provide a limited exemption called the “service provider exemption”) and Prohibited Transaction Class Exemption (“PTCE”) 96-23 (relating to transaction directed by an “in-house asset manager”); PTCE 95-60 (relating to transactions involving insurance company general accounts); PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”) and PTCE 90-1 (relating to investments by insurance company pooled separate accounts). There can be no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the Preferred Stock.
     In determining whether to make an investment, the fiduciary of Plans should also consider whether our assets will be considered “plan assets” within the meaning of ERISA and the United States Department of Labor Regulation, 29 C.F.R. § 2510.3-101, as amended by Section 3(42) of ERISA (“Plan Asset Regulation”). Under the Plan Asset Regulation, the assets of an entity in which a Plan acquires an “equity interest” that is neither a “publicly offered” security nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, are considered to be assets of the Plan for purposes of the fiduciary requirements and prohibited transaction rules in Title I of ERISA and Section 4975 of the Code unless the entity is an “operating company” (including a venture capital operating company or a real estate operating company), or investments by Plans in each class of equity are not “significant” (i.e., Plans hold, in the aggregate, less than 25% of the value of any class of such entity’s equity (taking into account applicable exclusions under the Plan Asset Regulation).)
     No assurance can be given that (i) the “operating company” exception will apply, or (ii) the value of the Preferred Stock held by Plans will be less than 25% of the total value of such Preferred Stock at the completion of the initial offering of the Preferred Stock or thereafter, or (iii) the Preferred Stock will be a “publicly-offered security” within the meaning of the Plan Asset Regulation; and no monitoring or other measures will be taken regarding the satisfaction of the conditions to any of such exceptions.
     Any Plan fiduciary that proposes to cause a Plan to purchase the Preferred Stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.
     Foreign plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state, local or foreign laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the Preferred Stock to determine the need for, if necessary, and the availability of, any exemptive relief under any Similar Law.
     Each purchaser of the Preferred Stock will be deemed to have represented and agreed either: (A) the purchaser is not a (i) Plan, (ii) an entity whose underlying assets are considered “plan assets” within the meaning of ERISA and 29 C.F.R. § 2510.3-101, or (iii) a foreign, governmental or church plan subject to Similar Law or (B) the purchaser’s purchase, holding and subsequent disposition of the Preferred Stock either (i) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable Similar Laws or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable Similar Laws.

UNDERWRITING
     Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed severally and not jointly to purchase from us, the respective number of shares of Preferred Stock listed opposite their names below.

Number
Underwriter	of shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

     The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.
     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
     The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $          per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $          per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to UCBH Holdings, Inc.	$	$	$
     The expenses of the offering, not including the underwriting discount, are estimated to be $          and are payable by us.
Overallotment Option
     We have granted an option to the underwriters to purchase up to an additional          shares of Preferred Stock at the initial public offering price thereof less the underwriting discount. Such option may be exercised at any time within a 30-day period beginning on the date of this prospectus supplement solely to cover any overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities
     We and Thomas S. Wu, our Chairman, President and Chief Executive Officer, have agreed, with exceptions, not to sell or transfer any shares of preferred stock substantially similar to the Preferred Stock or our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith (“Merrill Lynch”). Specifically, we and they have agreed or will agree not to directly or indirectly
•	offer, pledge, sell, or contract to sell any preferred stock, common stock or any securities convertible into or exchangeable or exercisable for or repayable with Preferred Stock or common stock;

•	sell any option or contract to purchase any preferred stock, common stock or any securities convertible into or exchangeable or exercisable for or repayable with Preferred Stock or common stock;

•	purchase any option or contract to sell any preferred stock, common stock or any securities convertible into or exchangeable or exercisable for or repayable with Preferred Stock or common stock;

•	grant any option, right or warrant to purchase any preferred stock, common stock or any securities convertible into or exchangeable or exercisable for or repayable with Preferred Stock or common stock;

•	file a registration statement relating to any sales of preferred stock, common stock or any securities convertible into or exchangeable or exercisable for or repayable with Preferred Stock or common stock;

•	lend or otherwise dispose of or transfer preferred stock, common stock or any securities convertible into or exchangeable or exercisable for or repayable with Preferred Stock or common stock; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Preferred Stock or common stock whether any such swap or transaction is to be settled by delivery of our shares of Preferred Stock or common stock or other securities, in cash or otherwise.
     We may, however, issue shares of common stock or options to purchase shares of common stock pursuant to our existing employee benefit plans.
New Issue of Preferred Stock
     The Preferred Stock is a new issue of securities with no established trading market. We do not intend to apply for listing of the Preferred Stock on any national securities exchange or for quotation of the Preferred Stock on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the Preferred Stock after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.
     The Preferred Stock is expected to be eligible for trading in the PORTAL market, the NASDAQ screen-based automated market for designated securities through an automated quotation and communication system that facilitates private offerings, resales, trading, clearing and settlement of securities eligible for resale under Rule 144A. However, that does not ensure that a liquid or active public trading market for the Preferred Stock will develop. If an active trading market for the Preferred Stock does not develop, the market price and liquidity of the Preferred Stock may be adversely affected. If the Preferred Stock is traded, it may trade at a discount from its initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Price Stabilization and Short Positions
     Until the distribution of the shares of Preferred Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the Preferred Stock. However, in connection with the offering, the representative may engage in transactions that stabilize the market price of the Preferred Stock. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Preferred Stock. If the underwriters create a short position in the Preferred Stock in connection with the offering, i.e., if they sell more Preferred Stock than are listed on the cover of this prospectus supplement, the representative may reduce that short position by purchasing Preferred Stock in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases. The representative may also elect to reduce any short position by exercising all or a part of the overallotment option described above.
     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
     Merrill Lynch may be facilitating an Internet distribution for this offering to some of its Internet subscription customers. An electronic prospectus supplement is available on the Internet website maintained by Merrill Lynch. The information on the Merrill Lynch website is not part of this prospectus supplement.
Other Relationships
     The underwriters and their affiliates may from time to time provide, have provided and currently provide investment banking and financial advisory services for us in the ordinary course of business for which they have received or will receive customary fees and commissions. In particular, Merrill Lynch has been advising us with regard to the strategic investment by Minsheng in our company. The underwriters or their affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us or our affiliates, for which they would receive customary fees or other payments.
LEGAL MATTERS
     Certain legal matters in connection with this offering will be passed upon for us by Squire, Sanders and Dempsey L.L.P., San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

PROSPECTUS
UCBH Holdings, Inc.
Common Stock
Preferred Stock

     UCBH Holdings, Inc. may from time to time offer and sell shares of common stock or shares of preferred stock covered by this prospectus independently or together in any combination as set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.
     We will provide the specific terms and prices of the securities that we may offer in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities.
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “UCBH.”

     We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2008.

Prospectus

     The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the additional information described under “Where You Can Find More Information” before making an investment decision.
     As used in this prospectus, the terms “we,” “our,” “us,” “UCBH” and “our company” refer to UCBH Holdings, Inc. and its subsidiaries. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.
     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
     The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

i

WHERE YOU CAN FIND MORE INFORMATION
     UCBH Holdings, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find information about us by visiting our Web site at www.UCBH.com. We have included our Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into, and does not form a part of, this prospectus or any accompanying prospectus supplement.
     We are incorporating by reference into this prospectus and any accompanying prospectus supplement the information that UCBH Holdings, Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until the completion of this offering.
     We incorporate by reference the documents listed below.
•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2008;

•	our Definitive Proxy Statement filed with the SEC on April 21, 2008;

•	our Revised Definitive Proxy Statement filed with the SEC on April 25, 2008; and

•	our Current Reports on Form 8-K filed with the SEC on March 4, 2008, March 6, 2008, March 12, 2008 (two filings), May 1, 2008 and May 19, 2008.
     You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:
     Dennis A. Lee, Esq.
     Senior Vice President, Corporate Counsel and Assistant Corporate Secretary
     UCBH Holdings, Inc.
     555 Montgomery Street, Mail Stop 401
     San Francisco, California 94111
     (415) 315-2800

FORWARD-LOOKING STATEMENTS
     This prospectus, any prospectus supplement, information included or incorporated by reference in this prospectus or any prospectus supplement, and other written reports and oral statements made from time to time by UCBH may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and include, among other things:
•	statements with respect to UCBH’s beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance; and

•	statements preceded or identified by words, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “may” and “might” or words of similar import.
     These forward-looking statements are based upon management’s current beliefs and expectations and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. These forward-looking statements are also inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, many of which are difficult to predict and generally beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change and actual results, performance or achievements may be materially different from the anticipated results, performance or achievements discussed, expressed or implied by these forward-looking statements. Factors that might cause such differences include, but are not limited to the following:
•	our ability to successfully execute our business plans and achieve our objectives;

•	changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events;

•	changes in financial market conditions, either nationally, internationally or locally in areas in which we conduct our operations;

•	further expansion into China, as well as new Asia Pacific market areas;

•	fluctuations in the equity and fixed-income markets;

•	changes in interest rates and the resultant impact on our net interest margin;

•	asset and liability sensitivity of our balance sheet;

•	acquisitions and integration of acquired businesses;

•	deterioration in asset or credit quality;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	deposit renewals and ability to attract and retain core deposits;

•	the availability and cost of capital;

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions, whether banks, investment banks, insurance companies or others, in our markets;

•	the potential effects of technological changes;

•	legislation or regulatory changes, both domestically as well as internationally, which adversely affect our operations and businesses;

•	our ability to meet regulatory requirements; and

•	changes in accounting principles generally accepted in the United States.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement, or the date of any document incorporated by reference in this prospectus or any accompanying prospectus supplement, as the case may be. All subsequent written and oral forward-looking statements concerning matters addressed in this prospectus or any prospectus supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS
     Unless the applicable prospectus supplement provides otherwise, we expect to use the net proceeds from any sale of the offered securities for general corporate purposes.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS
     The following table shows our ratio of fixed charges to earnings and our ratio of combined fixed charges and preference dividends to earnings for each of the years in the five-year period ended December 31, 2007, and for each of the three-month periods ended March 31, 2008 and 2007.
     For the purpose of calculating these ratios, we divided fixed charges by consolidated income, before income taxes and the cumulative effect of accounting changes, plus fixed charges. Fixed charges consist of consolidated interest expense.

	For the Three Months		For the Years Ended
	Ended March 31,		December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of fixed charges to earnings	0.97	0.69	0.71	0.64	0.53	0.41	0.47
Ratio of combined fixed charges and preferred stock dividends to earnings	0.97	0.69	0.71	0.64	0.53	0.41	0.47
     Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of combined fixed charges and preferred stock dividends to earnings is not different than the ratio of fixed charges to earnings presented above.

DESCRIPTION OF THE CAPITAL STOCK
     This section contains a description of our capital stock. The following summary is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, and our bylaws, as amended.
Common and Preferred Stock
     Our authorized capital stock consists of: (a) 180,000,000 shares of common stock, par value $0.01 per share, and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Participating Preferred (“Series A Preferred”).
     As of April 30, 2008, 110,460,242 shares of our common stock were issued and outstanding, and 5,473,585 shares of our common stock reserved for issuance under UCBH’s stock option plan.
     In addition, pursuant to the Investment Agreement entered into between UCBH and China Minsheng Banking Corp., Ltd. (“Minsheng”) on October 7, 2007, Minsheng, which currently owns 4.9% of our outstanding common stock, is expected to increase its ownership of our common stock to 9.9% (calculated on a post-closing basis) through, at the discretion of UCBH, a combination of the purchase of secondary shares and/or the issuance of primary shares. Although Minsheng’s increase in its ownership to 9.9% was expected to occur by March 31, 2008 pursuant to the terms of the Investment Agreement, UCBH has agreed to extend the period during which the increase in ownership can occur and expects that the increase will occur by December 31, 2008. By June 30, 2009, conditioned upon mutual agreement and regulatory approvals, Minsheng may further increase its share ownership to 20.0% (calculated on a post-closing basis) through, at our discretion, a combination of the purchase of secondary shares and/or our issuance of primary shares.
     As of June 1, 2008, no shares of Series A Preferred were issued and outstanding.
     Our board of directors declared a dividend distribution of one share purchase right for each share of common stock to purchase one one-thousandth of a share of Series A Preferred, which will become exercisable on the tenth day after occurrence of certain events, such as a tender or exchange offer. Our board of directors is authorized, without further stockholder action, to issue other shares of preferred stock with such designations, preferences and rights as our board of directors may determine.
     Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. If UCBH is liquidated, the holders of our common stock are entitled to share, on a pro rata basis, UCBH’s remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of Series A Preferred.
     UCBH common stock is listed for trading on the NASDAQ Global Select Market under the symbol “UCBH.”
Anti-Takeover Provisions in UCBH’s Certificate of Incorporation and Bylaws
     Rights Agreement. Our restated certificate of incorporation and restated bylaws contain corporate governance provisions and provide for certain stockholders rights which may have a potential “anti-takeover” effect. These may discourage a future takeover attempt which is not approved by the board of directors. These provisions will also make it more difficult to remove an incumbent board of directors or management.
     Holders of Series A Preferred enjoy special rights in case of a consolidation, merger, combination or other similar transaction, including 1,000 votes per share. In a consolidation, merger, combination or other transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash and/or any other property, a share of Series A Preferred would be exchanged for 100 times the amount of consideration for which a share of our common stock would be exchanged.
     UCBH entered into a Rights Agreement dated January 28, 2003 with Mellon Investor Services LLC. Our board of directors declared a dividend distribution of one share purchase right (a “Right”) with respect to each outstanding share of our common stock. Each Right entitles the registered holder to purchase from UCBH one one-

thousandth of a share of Series A Preferred at a price of $140 (subject to adjustment for stock splits or stock dividends).
     On the tenth day after the occurrence of certain events (the “Distribution Date”), such as a tender or exchange offer to acquire 15% or more of the of shares of common stock of UCBH then outstanding, the Rights will become exercisable for Series A Preferred, will be evidenced by separate certificates and will be transferable separately from the underlying shares of Common Stock. The registered holder of any Rights certificate may exercise the Rights to purchase Series A Preferred at any time after the Distribution Date, but before (i) January 27, 2013 or such later date as may be established by the board of directors, or (ii) the time at which the Rights are redeemed or exchanged, whichever occurs earlier.
     Directors. Our restated certificate of incorporation also provides for the following that could make it more difficult to acquire UCBH by means of a tender offer, a proxy contest, merger or otherwise: (i) a “staggered board,” whereby only one-third of the members of the board of directors are elected in any particular year; and (ii) a requirement that any “Business Combination” be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares unless it is either approved by the board of directors or certain price and procedural requirements are satisfied.
     Our restated certificate of incorporation and restated bylaws also contain provisions that may impede changes in majority control of the board of directors:
•	our board of directors is divided into three classes so that approximately one-third of the total number of directors is elected each year. This “classified” board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time-consuming for a stockholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors;

•	the size of the board of directors may be increased or decreased only by a majority vote of the whole board;

•	any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•	a director, in general, may be removed from office at any time only for cause and only by the affirmative vote of eighty (80%) percent of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and

•	procedural requirements for the nomination of directors.
Anti-Takeover Provisions in Delaware Law
     UCBH is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:
•	before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

•	on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation’s voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.
Purpose of Anti-Takeover Provisions in Restated Certificate of Incorporation and Bylaws
     Our board of directors believes that the provisions contained in our restated certificate of incorporation and restated bylaws described above are prudent and will reduce UCBH’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by our board of directors. Our board of directors believes these provisions are in the best interest of UCBH and its stockholders.
     In the judgment of our board of directors, UCBH’s board will be in the best position to determine the true value of UCBH and to negotiate more effectively for terms that will be in the best interest of its stockholders. Accordingly, our board of directors believes that it is in the best interest of UCBH and its stockholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of UCBH and otherwise in the best interest of all stockholders.
     Notwithstanding these potential benefits, the anti-takeover provisions described above may also have the effect of discouraging a possible future takeover attempt not approved by our board of directors, but in which stockholders may receive a substantial premium for their shares over then current market prices. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

PLAN OF DISTRIBUTION
     We may sell the securities covered by this prospectus and any related prospectus supplement in any of the following three ways (or in any combination):
•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.
     Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.
     In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or pricing supplement and will include, among other things:
•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any overallotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.
     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement or pricing supplement with respect to the securities being offered.
     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement or pricing supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.
     The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement or pricing supplement. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
     We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement or pricing supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement or pricing supplement, and the applicable prospectus supplement or pricing supplement will set forth the commission payable for solicitation of such contracts.
     Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.
     Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, all securities offered by this prospectus or any prospectus supplement, other than our common stock that is listed on the NASDAQ Global Select Market, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but, unless otherwise specified in the applicable prospectus supplement or pricing supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.
     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
LEGAL MATTERS
     Certain legal matters in connection with this offering will be passed upon for us by Squire, Sanders and Dempsey L.L.P., San Francisco, California.

EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Shares
UCBH Holdings, Inc.
% Non-Cumulative Perpetual Convertible Series B Preferred Stock
PROSPECTUS SUPPLEMENT
Merrill Lynch & Co.
Sandler O’Neill & Partners, L.P.
, 2008